UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIEDRICH COFFEE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$13,620,382.55 Calculated based on the maximum aggregate purchase price, including prepaid items

(4)	Proposed maximum aggregate value of transaction:

$13,620,382.55

(5)	Total fee paid:

$1,457.38

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 12, 2006

Dear Diedrich Coffee, Inc. Stockholder:

On December 12, 2006, Diedrich Coffee, Inc. will hold its annual meeting of stockholders at [                                ]. The meeting will begin at [            ] local time. We will serve our premium coffee.

Only stockholders of record at the close of business on [            ], 2006 can vote at this meeting or any adjournments or postponements that may take place. At the meeting, you will be asked to:

1.	Vote to approve the asset purchase agreement between Diedrich Coffee and Starbucks Corporation pursuant to which Starbucks will acquire our leasehold interests in up to 40 of the 47 locations where we operate retail stores under the Diedrich Coffee and Coffee People brands.

2.	Elect a board of directors to serve until the next annual meeting of stockholders.

3.	Vote to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 27, 2007.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting. The foregoing items of business, including the proposed sale of assets to Starbucks, are more fully described in the proxy statement that is attached to, and a part of, this notice.

The board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Paul C. Heeschen
Chairman of the Board of Directors

Irvine, California

November [__], 2006

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 12, 2006

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Diedrich Coffee, Inc., a Delaware corporation, of proxies for use at its annual meeting of stockholders to be held on December 12, 2006 at [            ] local time, or at any adjournment or postponement of the meeting. At the meeting, you will be asked to consider and vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at the [                        ]. Only stockholders of record at the close of business on _________, 2006, which is the record date for the annual meeting, are permitted to vote at the annual meeting and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about __________, 2006 to all stockholders entitled to vote at the annual meeting.

The board of directors is soliciting your vote to (i) approve a proposed sale of certain of our assets to Starbucks Corporation (“Starbucks”) whereby Starbucks has agreed to purchase pursuant to an asset purchase agreement (the ”Asset Purchase Agreement”) our leasehold interests in up to 40 of the 47 locations where we operate retail stores under the Diedrich Coffee and Coffee People brands, along with certain related fixtures and equipment, improvements, prepaid items, certain permits and ground lease improvements and to assume certain liabilities as set forth in the Asset Purchase Agreement (collectively, the “Transaction”); (ii) to elect a board of directors to serve until the next annual meeting of stockholders; and (iii) to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 27, 2007.

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from the proxy statement about the Transaction. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this proxy statement and the Asset Purchase Agreement attached hereto as Annex A before you vote. The location of the more detailed description of each item in this summary term sheet is provided in the parentheses listed below.

As used in this proxy statement, “Diedrich,” “the Company,” “we,” “our,” “and “us” refer to Diedrich Coffee, Inc., a Delaware corporation.

Parties to the Asset Purchase Agreement (page 9)

The parties to the Asset Purchase Agreement are Diedrich, as seller, our wholly-owned subsidiary, Coffee People, Inc., and Starbucks Corporation, as purchaser.

Assets to be Sold (page 10)

We have agreed to sell to Starbucks our leasehold interests in up to 40 of the 47 locations where we operate retail stores under the Diedrich Coffee and Coffee People brands, along with certain related fixtures and equipment, improvements, prepaid items, certain permits and ground lease improvements (the “Leasehold Interests”).

What We Will Receive (page 11)

Pursuant to the Asset Purchase Agreement, Starbucks will pay us up to $13,520,000 in cash, which includes payment of $120,000 as consideration for our agreement to a non-compete provision, plus the amount of any prepaid items associated with the Leasehold Interests to be transferred. The actual amount paid by Starbucks under the Asset Purchase Agreement is dependent upon which and how many of the Leasehold Interests are ultimately transferred to Starbucks. Some of the Leasehold Interests have been assigned comparatively high values and, if these locations are not actually transferred to Starbucks, the purchase price would be reduced significantly. Ten percent of the amount paid to us upon transfer of the Leasehold Interests plus ten percent of the consideration for the non-compete provision will be deposited into an escrow fund to be held in connection with our indemnification obligations.

Recommendation of Our Board of Directors (page 24)

Our board of directors recommends that you vote (1) FOR the Transaction (Proposal no. 1), (2) FOR the election of directors to serve until the next annual meeting of stockholders (Proposal no. 2), and (3) FOR the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 27, 2007 (Proposal no. 3).

Reasons for the Transaction (pages 21-22)

In reaching its determination to approve the Transaction and the Asset Purchase Agreement, our board of directors consulted with our management and our legal advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the Transaction, our board of directors believes that the Transaction and the terms of the Asset Purchase Agreement are in the best interests of Diedrich and our stockholders. Our board of directors identified various benefits that are likely to result from the Transaction which outweighed the negative factors that our board of directors considered.

Use of Proceeds from the Transaction (page 22)

We do not intend to distribute any of the proceeds that we receive from the Transaction to our stockholders. Rather, we intend to use any proceeds from the Transaction, along with our existing cash and cash equivalents, in connection with our future business plans.

Nature of Our Business Following the Transaction (page 22)

In approving the Transaction, our board of directors has determined that our strategic direction will focus on growing our wholesale business segment and various distribution channels, including through our franchise stores. As part of the plan to narrow the retail focus to franchise stores, we intend to close all Diedrich Coffee and Coffee People company-owned store locations in conjunction with the Transaction.

Terms of the Asset Purchase Agreement (pages 10-18)

In the Asset Purchase Agreement, we make certain representations and warranties and have agreed to certain covenants, indemnification obligations and other customary provisions. You are encouraged to carefully read the Asset Purchase Agreement, a copy of which is attached as Annex A to this proxy statement.

Termination Fee (pages 17-18)

If the Asset Purchase Agreement is terminated under certain circumstances, we will pay Starbucks a termination fee equal to its actual fees and expenses incurred in connection with the preparation and negotiation of the Asset Purchase Agreement and otherwise in connection with the Transaction. A fee is payable if the Asset Purchase Agreement is terminated by Starbucks due to (i) a material breach of our representations, warranties or covenants in the Asset Purchase Agreement related to our non-solicitation covenant and, if the breach is curable, the breach is not cured within 10 business days after notice and a description of the breach is provided, (ii) our provision of non-public information to, or entering into discussions with, any third party concerning the assets to be transferred to Starbucks, (iii) our board of directors withdrawing or modifying its recommendation of the Asset Purchase Agreement and the Transaction in a manner adverse to Starbucks or resolving to do any of the foregoing, or recommending and accepting certain other offers, (iv) our board of directors recommending, endorsing, accepting or agreeing to certain transfers of the assets to be transferred to Starbucks under the Asset Purchase Agreement, and (v) failure for any reason to call and hold a stockholder meeting within 90 days of the Asset Purchase Agreement, or failure to obtain the required vote of stockholders after public disclosure of our receipt of certain other offers. Notwithstanding the amount of Starbucks’ actual fees and expenses, the termination fee shall be at least $250,000 but shall not exceed $500,000.

Regulatory Approvals (page 22)

The Transaction is not subject to any state, federal or other governmental body approvals.

Material U.S. Federal Income Tax Consequences to Diedrich (page 22)

The Transaction is a taxable event to us. The amount we receive for the non-compete provision in the Asset Purchase Agreement will be taxable as ordinary income to us. We will recognize gain or loss from the sale of the assets equal to the difference between (i) the cash received plus any liabilities assumed in exchange for the assets and (ii) our adjusted tax basis in the purchased assets. The income from the non-compete provision and our gain (if any) from the sale of the assets will be offset to the extent of current year losses from operations plus available net operating loss carryforwards, subject to applicable limitations under the ownership changes rules under Internal Revenue Code Section 382 and the Alternative Minimum Tax rules. Under Section 382, where an ownership change occurs, the annual utilization of the net operating loss carryforwards may be restricted.

Appraisal Rights (page 22)

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights in connection with the Transaction.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why am I being asked to vote on the Transaction?

A: Diedrich is a Delaware corporation and is therefore required to obtain the approval of its stockholders in connection with a sale of all or substantially all of its assets. We do not believe that the Transaction constitutes a sale of substantially all of our assets since we are only selling company-owned retail locations and we will continue our wholesale business and its distribution channels, including the franchise locations. However, there is no single definition for a sale of substantially all assets under Delaware law, and therefore, out of an abundance of caution, we are seeking your approval in accordance with Delaware law. Your vote is important, and we urge you to carefully review these proxy materials and the Asset Purchase Agreement attached as Annex A, after which we urge you to complete and return the enclosed proxy card to cast your vote on the Transaction and other matters to be voted upon at the Annual Meeting.

Q: What vote is required to approve the Transaction?

A: The proposal relating to the Transaction will require the affirmative vote of a majority of our outstanding shares of common stock in order to be approved by our stockholders. Paul Heeschen, the Chairman of our Board, and Richard Spencer, one of our directors, have each indicated that they intend to vote, or cause to be voted, shares that they directly or indirectly control in favor of the Transaction. As of October [__], 2006, the shares of common stock beneficially held by Messrs. Heeschen and Spencer, together with their affiliated entities, represent approximately 53% of the voting power of our common stock and, if voted as indicated, will provide the requisite vote required for approval of the Transaction.

Q: Under what circumstances could the price paid by Starbucks be adjusted?

A: The maximum aggregate purchase price is $13,520,000 in cash, which includes payment of $120,000 as consideration for our agreement to a non-compete provision, plus the amount of any prepaid items associated with the Leasehold Interests to be transferred. If certain Leasehold Interests are not transferred to Starbucks, the purchase price will be reduced by the consideration attributable to such Leasehold Interests. Some of the Leasehold Interests have been assigned comparatively high values and, if these locations are not actually transferred to Starbucks, the purchase price would be reduced significantly. Five of the Leasehold Interests have been assigned a negative value such that, if such Leasehold Interests are actually transferred to Starbucks, the purchase price will be adjusted downward by the amount of such negative value. If all Leasehold Interests, including negative-value Leasehold Interests, are transferred, the purchase price would be $13,000,000 in cash, which includes payment of $120,000 as consideration for the non-compete provision, plus the amount of any prepaid items associated with the Leasehold Interests to be transferred. The actual amount paid by Starbucks under the Asset Purchase Agreement is dependent on which and how many of the Leasehold Interests are ultimately transferred to Starbucks. Ten percent of the amount paid to us upon transfer of the Leasehold Interests plus ten percent of the consideration for the non-compete provision will be deposited into an escrow fund to be held in connection with our indemnification obligations. See “Proposal 1 – Approval of Transaction – Purchase Price” and “– Escrow.”

Q: Is it possible that the Transaction will not be consummated?

A: Even if the Transaction is approved by our stockholders, there are certain other conditions that must be satisfied in order for the Transaction to be consummated. The Transaction is subject to customary conditions, as well as conditions such as the transfer of certain permits and approvals, the execution of certain amendments, consents and estoppel agreements relating to some of the leases for the Leasehold Interests being transferred, and Starbucks’ purchase at the closing of the Transaction of the number of Leasehold Interests equal to 30 minus the sum of (1) the Leasehold Interests that have been assigned a negative value, and (2) other Leasehold Interests that we determine to retain and not transfer under certain specified circumstances. If these conditions are not met or waived, the Transaction may not be consummated. See “Proposal 1 – Approval of Transaction – Conditions to Closing.”

Q: What assets will Diedrich Coffee have left after the Transaction?

A: We will retain all of our assets other than those that are sold to Starbucks. The retained assets include our wholesale business and roasting facility, as well as our intellectual property (including the Diedrich Coffee, Coffee People and Gloria Jean’s trademarks). After completion of the Transaction, we will continue to be the franchisor for a number of franchised locations, including all of the Gloria Jean’s locations. See “Proposal 1 – Approval of Transaction – Excluded Assets and Agreements.”

Q: Will there be any restrictions on the business of Diedrich Coffee after the Transaction is consummated?

A: We have agreed to a non-compete provision in the Asset Purchase Agreement that, for three years after the completion of the Transaction, restricts our ability to operate, or have any direct or indirect interest in, any retail specialty coffee stores in those cities where the Leasehold Interests that we are selling are located. However, the non-compete provision does not apply to retail stores operated under the “Gloria Jean’s” brand name and the existing “Gloria Jean’s” business model and product line, wholesale sales to retail businesses that are not operated by us, or other non-retail businesses, or the conversion of our existing company-operated stores to franchise stores. We have also agreed not to solicit any Starbucks employee for employment for three years after completion of the sale. See “Proposal 1 – Approval of Transaction – Non-Competition.”

Q: If the Transaction is approved by Diedrich stockholders, how long will it take for the proposed sale to be completed?

A: The closing of the Transaction is anticipated to take place on December 13, 2006, provided that certain conditions to such closing have been satisfied or waived, or on such other date as the parties mutually agree; provided that, if the closing of the Transaction occurs after December 13, 2006, then Starbucks must comply with certain specified obligations as determined by us in our reasonable discretion. Some Leasehold Interests may be transferred at “post-closing transfers,” which must be completed by February 12, 2007, or such later date as agreed to by the parties. See “Proposal 1 – Approval of Transaction – Closing and Post-Closing Transfers.”

Q: What will happen to Diedrich employees at the locations of the Leasehold Interests that are transferred to Starbucks?

A: If Leasehold Interests are transferred to Starbucks, Starbucks will offer employment to all hourly non-management employees in good standing at each of the locations pertaining to those Leasehold Interests. Starbucks will also grant interviews to all management employees at the assistant manager level or higher at such locations but is not obligated to hire them. See “Proposal 1 – Approval of Transaction – Employees.”

Q: Will Leasehold Interests that are transferred to Starbucks continue to operate under the Diedrich Coffee and Coffee People brand names?

A: No, upon the transfer of any Leasehold Interests to Starbucks, Starbucks intends to operate those stores as Starbucks coffee stores.

Q: What will happen to the franchised Diedrich Coffee and Coffee People locations?

A: We are not selling our interest as franchisor in our locations owned by individual franchisees, and our franchise business is explicitly excluded from the assets we are selling to Starbucks. Franchised locations will continue to operate pursuant to the applicable agreements between the franchisees and us.

Q: Under what circumstances could the Asset Purchase Agreement be terminated?

A: The Transaction may be terminated in a number of customary circumstances, including mutual written consent of Starbucks and us. For a list of the circumstances under which the Asset Purchase Agreement may be terminated, see “Proposal 1 – Approval of Transaction – Termination.”

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement and the Asset Purchase Agreement attached hereto as Annex A, you should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting. See “Information Regarding Voting at the Annual Meeting – Record Date and Voting Rights.”

Q: Can I change my vote after I have mailed my signed proxy?

A: Yes, you can change your vote at any time before proxies are voted at the meeting. You can change your vote by giving our Corporate Secretary written notice of revocation; giving our Corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attention: Corporate Secretary. See “Information Regarding Voting at the Annual Meeting – Proxies.”

Q: If my Diedrich Coffee shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A: No, a broker will vote Diedrich Coffee shares only if the holder of such shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to approve the Transaction will require the affirmative vote of a majority of our outstanding shares in order to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against approval of the Transaction. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Regarding Voting at the Annual Meeting – Record Date and Voting Rights” and “Other Information – Delivery of Documents to Stockholders Sharing the Same Address.”

Q: Can I still trade shares of Diedrich Coffee common stock?

A: Yes, our common stock will continue to be traded on the NASDAQ stock market under the symbol “DDRX.”

Q: Who can help answer my questions?

A: If you have any questions about the Annual Meeting or the Transaction, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department. See “Other Information – Availability of Additional Information.”

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our financial condition, operations, plans, objectives and performance. When we use the words “believe,” “intend,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results, operations, plans, objectives and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you review this proxy statement, including:

•	the timing and success of the pending sale of Leasehold Interests to Starbucks;

•	the amount of consideration that we receive pursuant to the Transaction;

•	our ability to achieve or maintain profitability over time;

•	the successful execution of our growth strategies and business plans;

•	the impact of competition; and

•	the availability of working capital.

Additional risks and uncertainties are described in our Annual Report on Form 10-K for the fiscal year ended June 28, 2006 under “Item 1A. Risk Factors” and, as applicable, subsequently filed Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this proxy statement. We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or changed circumstances.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

Proxies

You should complete and return the accompanying proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by giving our Corporate Secretary written notice of revocation; giving our Corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attention: Corporate Secretary.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before our annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

We will pay the entire cost of soliciting proxies. In addition to soliciting the proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions, if necessary. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

Our board of directors has fixed [                    ], 2006 as the record date for determining the stockholders who are entitled to notice of, and to vote at, our annual meeting. Only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our annual meeting. As of [                    ], there were [                    ] shares of our common stock outstanding held by [                    ] record holders, in addition to approximately [                    ] holders who do not hold shares in their own names. A majority of these shares must be present at our annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at our annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

For Proposal 1 relating to the Transaction, the affirmative vote of a majority of our outstanding shares is required in order for the proposal to be approved by our stockholders. For Proposal 2 relating to director elections, the nominees for election as directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. For Proposal 3 relating to ratification of auditors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required in order for this proposal to be approved by our stockholders. For Proposals 1 and 3, abstentions will be counted as present and will have the effect of a vote against the proposal, and broker non-votes will have the effect of a vote against approval of the Transaction. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

Paul Heeschen, the Chairman of our Board, and Richard Spencer, one of our directors, have each indicated that they intend to vote, or cause to be voted, shares that they directly or indirectly control in favor of the Transaction. As of October [__], 2006, the shares of common stock beneficially held by Messrs. Heeschen and Spencer, together with their affiliated entities, represent approximately 53% of the voting power of our common stock and, if voted as indicated, will provide the requisite vote required for approval of the Transaction.

PROPOSAL 1

APPROVAL OF THE TRANSACTION

Parties to the Asset Purchase Agreement

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, California 92614

www.diedrich.com

Diedrich Coffee, Inc. is a specialty coffee roaster, wholesaler and retailer. We sell whole bean and ground coffee on a wholesale basis through a network of distributors in the Office Coffee Service market and to other wholesale customers, including restaurant chains and other retailers. We also sell brewed, espresso-based and various blended beverages primarily made from our own fresh roasted premium coffee beans, as well as light food items, whole bean coffee and accessories, through our company operated and franchised retail locations. Our brands include Diedrich Coffee, Gloria Jean’s, and Coffee People.

Starbucks Corporation

2401 Utah Avenue South

Seattle, Washington 98134

www.starbucks.com

Starbucks Corporation, formed in 1985, purchases and roasts high-quality whole bean coffees and sells them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, coffee-related accessories and equipment, a selection of premium teas and a line of compact discs, primarily through Starbucks-operated retail stores. Starbucks also sells coffee and tea products and licenses its trademark through other channels and, through certain of its equity investees, Starbucks produces and sells bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drink and a line of superpremium ice creams.

General

The following summary of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Annex A. We recommend that you read the Asset Purchase Agreement for a precise understanding of its terms.

The Asset Purchase Agreement contains customary representations and warranties that were the product of negotiations between the parties. Descriptions of such representations and warranties are included in this proxy statement for purposes of describing the terms of the Asset Purchase Agreement and are not meant to be relied upon by stockholders in connection with their investment decisions.

The Asset Purchase Agreement is by and between us, our wholly owned subsidiary, Coffee People, Inc. (“Coffee People”), and Starbucks. If the Asset Purchase Agreement is approved by our stockholders and the transactions contemplated thereby are completed, Starbucks will purchase our leasehold interests, fixtures and equipment, and improvements for up to 40 of the 47 locations where we operate stores under the Diedrich Coffee and Coffee People brands, as well as certain prepaid items, certain permits and ground lease improvements at the three locations where we hold ground leases, subject to the terms and conditions contained in the Asset Purchase Agreement attached hereto as Annex A and summarized below. Starbucks will also assume certain of our liabilities associated with the Leasehold Interests that are transferred to Starbucks. Franchise, wholesale and coffee roasting operations will not be affected and are explicitly excluded from the assets that may be transferred to Starbucks. We will receive total consideration of up to $13,520,000 in cash, which includes $120,000 as consideration for our agreement to a non-compete provision, plus the amount of any prepaid items associated with the Leasehold Interests to be transferred. The actual amount paid by Starbucks under the Asset Purchase Agreement is dependent on which and how many of the Leasehold Interests are ultimately transferred to Starbucks. Some of the Leasehold Interests have been assigned comparatively high values and, if these locations are not actually transferred to Starbucks, the purchase price would be reduced significantly. A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A. We encourage you to read the Asset Purchase Agreement in its entirety.

The Asset Purchase Agreement

Assets to be Sold

The assets being acquired by Starbucks (the “Acquisition Assets”) are:

•	lease and occupancy agreements for up to 40 Leasehold Interests (the “Subject Locations”);

•	all fixtures, alterations or modifications that are attached to the Subject Locations and owned by us, except for photographs, pastry cases, menu boards, signage and any items that contain the Coffee People and Diedrich Coffee trademarks or tradenames;

•	all credits, security deposits, prepaid expenses and prepaid items related to the leases and occupancy agreements being assumed;

•	all sinks, freezers and refrigerators in the Subject Locations;

•	to the extent assignable to Starbucks, certain permits; and

•	any buildings, structures, or other improvements for the three locations where the Subject Location is on a ground lease.

Excluded Assets and Agreements

The assets expressly excluded by the Asset Purchase Agreement include:

•	any rights or assets related to our franchise operations and any other business operations that do not involve the operation of the Subject Locations;

•	our intellectual property, intellectual property rights and other intangible assets, including our rights in the Diedrich Coffee and Coffee People tradenames, trademarks, logos, patents, copyrights, trade secrets and business methods;

•	our customer, supplier and service agreements; and

•	all claims for refunds of taxes or other governmental charges paid by us or Coffee People related to the Acquisition Assets being acquired for periods prior to the date at which such Acquisition Assets are transferred to Starbucks, except amounts paid for certain assumed permits.

Assumed Liabilities

The liabilities being assumed by Starbucks under the Asset Purchase Agreement are:

•	all liabilities under assumed leases and occupancy agreements, but only to the extent that they relate to Subject Locations that are transferred to Starbucks and are related to or arise out of events or circumstances occurring after such locations are transferred (excluding certain liabilities under any assumed lease and occupancy agreement that are not set forth therein and that become due after the applicable assumption time but arise out of or are based on or calculated on the basis of events or circumstances occurring prior to the applicable assumption time);

•	all liabilities accruing, arising out of, related to or resulting from the ownership, use, operations or maintenance of the improvements, fixtures and equipment and ground lease improvements after the applicable assumption time;

•	all tax liabilities related to the ownership or operation of the Subject Locations after the applicable assumption time; and

•	certain specified items that relate to the ownership or operation of the assets acquired by Starbucks.

Excluded Liabilities

Other than the assumed liabilities described above, Starbucks will not assume any liabilities relating to or arising out of, or in connection with, the excluded business or any of our or Coffee People’s other liabilities, including but not limited to any liabilities arising out of or in connection with the excluded assets or excluded agreements.

Purchase Price

The maximum aggregate purchase price payable pursuant to the Asset Purchase Agreement is $13,520,000 in cash, including $120,000 attributable to our entry into a non-compete provision, plus any prepaid items associated with the Subject Locations to be transferred. The aggregate purchase price paid by Starbucks will be reduced by the consideration attributable to any Subject Location that is not transferred. Some of the Subject Locations have been assigned comparatively high values and, if these locations are not actually transferred to Starbucks, the purchase price would be reduced significantly. Payments for locations that are transferred after the closing of the Transaction will be made at the time of such transfer. Five of the locations have been assigned a negative value such that, if the locations are actually transferred to Starbucks, the purchase price will be adjusted downward by the amount of such negative value. If all Leasehold Interests, including negative-value locations, are transferred, the purchase price would be $13,000,000 in cash, including $120,000 attributable to our entry into the non-compete provision, plus the amount of any prepaid items associated with the locations to be transferred.

Escrow

Ten percent of the aggregate purchase price paid by Starbucks will be placed into an escrow account. The funds placed in such account will be held in escrow for six months after the closing of the Transaction (the “Closing”), provided that any funds necessary to satisfy outstanding claims for indemnification will remain in escrow after such time. Starbucks may seek recovery from us if the escrow funds are exhausted.

Representations and Warranties

We have made customary representations and warranties, including with respect to consents required to complete the Transaction, compliance with laws, environmental matters, title to the Acquisition Assets, the absence of litigation affecting the Acquisition Assets, tax matters, insurance and employment matters.

Starbucks has also made customary representations and warranties, including access to information about the Acquisition Assets and availability of funds to purchase the Acquisition Assets.

The representations and warranties of each party will survive for six months after the Closing date, provided that representations and warranties as to consents, tax matters, environmental matters, and employment matters will survive for three years after the Closing date, and representations and warranties as to authority to enter into the Asset Purchase Agreement, good title to the acquisition assets, or any fraud or knowing or intentional breach of any representation or warranty, will survive until the expiration of any applicable statute of limitations.

Covenants of the Company

We have covenanted that we will fulfill our obligations under the leases for the Subject Locations, operate the Subject Locations in the ordinary course of business, and not enter into any transaction beyond the ordinary course of business that might encumber any of the Subject Locations. We have further covenanted to:

•	reasonably protect the Acquisition Assets from removal, damage and destruction and to maintain existing insurance coverage on the Acquisition Assets;

•	remove all security systems and other third party property from Subject Locations transferred to Starbucks and notify all affected third parties of the removal of their assets from the Subject Locations;

•	cease all business and operations at the Subject Locations that are transferred to Starbucks;

•	promptly notify Starbucks of any adverse change relating to the Acquisition Assets that materially impairs our or Coffee People’s ability to operate the Subject Locations or relates to the assumed liabilities, excluding any actions taken by us or Coffee People in performing obligations under the Asset Purchase Agreement;

•	promptly notify Starbucks of any governmental or other third party written demands, complaints, investigations, proceedings or hearings (or written communications indicating that any of the foregoing may be contemplated) relating to the Acquisition Assets;

•	promptly notify Starbucks of any event that would render any of our representations or warranties materially untrue or inaccurate;

•	not mortgage, pledge, subject to a lien, or grant a security interest in, or to otherwise encumber, any of the Acquisition Assets;

•	use commercially reasonable efforts to satisfy the conditions to Starbucks’ obligations to complete the transactions contemplated by the Asset Purchase Agreement (described below) and to obtain all required consents and assignments, provided that such efforts will not be required as the five locations assigned a negative value under the Asset Purchase Agreement; and

•	to cause Coffee People to take all reasonably necessary actions to enable us to perform our obligations under the Asset Purchase Agreement.

The parties have mutually agreed to execute and deliver any further documents reasonably requested by the other party, and to take any action reasonably requested by the other party consistent with the terms of the Asset Purchase Agreement, for the purpose of transferring the Acquisition Assets.

No Negotiations

We have agreed that, between the date of the Asset Purchase Agreement and the earlier of the Closing of the transactions contemplated thereby or termination of the Asset Purchase Agreement, we will not, directly or indirectly, (1) solicit, initiate, seek, encourage or support any inquiry, proposal, submission or offer from, (2) furnish any information to, or (3) participate in any discussions or negotiations with, any third parties regarding (a) any acquisition of us that would involve any of the Acquisition Assets, (b) any merger or consolidation involving any of the Acquisition Assets or (c) any acquisition of any of the Acquisition Assets.

We must notify Starbucks immediately in writing, and in no event later than 24 hours, after our board of directors has considered a bona fide proposal for an alternative transaction involving the Acquisition Assets that is made or submitted by any person, at any time before the earlier of the Closing or termination of the Asset Purchase Agreement.

Notwithstanding the foregoing, before the earlier of the Closing or termination of the Asset Purchase Agreement, we may provide non-public information to and enter into discussions with a third party in response to an unsolicited written bona fide offer by such third party to purchase the Subject Locations, provided that: (1) we have not violated any of the restrictions described above; (2) our board of directors concludes in good faith, after having been advised by legal counsel, that its fiduciary obligations under applicable law require it to negotiate with such third party; (3) our board of directors concludes in good faith that the proposal is likely to result in a “superior offer” (which means any unsolicited, bona fide written proposal that our board of directors determines in its good faith judgment, after accounting for applicable legal, financial, regulatory and other aspects of the proposal, the identity of the third party making the proposal, and other relevant considerations, is (i) more favorable from a financial point of view to our stockholders, (ii) is only subject to conditions that are reasonably capable of being satisfied promptly, and (iii) is supported by financing that is committed, or that our board of directors concludes in good faith is available); (4) Starbucks, after being notified of the material terms of the alternative proposal, declines to match such offer within two business days; (5) the third party executes a confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party by or on our behalf; and (6) any information provided to such third party is also provided to Starbucks at least two business days before its provision to the third party. Subject to the payment of a termination fee, as discussed below, we may terminate the Asset Purchase Agreement if our board of directors recommends and accepts a superior proposal.

Confidentiality

Subject to customary limitations, each party has agreed to keep confidential any confidential or proprietary information of the other party obtained during the process of negotiating the Asset Purchase Agreement. However, each party may disclose information related to the Asset Purchase Agreement, to the extent such party deems necessary or appropriate, to (1) legal, accounting or financial advisors who must know such information solely to assist in regard to the Asset Purchase Agreement and who are subject to confidentiality obligations; (2) landlords or contract parties regarding the Subject Locations; and (3) other parties whose consent is required under the Asset Purchase Agreement. These confidentiality provisions will survive the Closing and any post-Closing transfers.

Non-Disparagement

Each party has agreed not to make any false or misleading statements about the other or to take any action that could reasonably be expected to harm the other’s public perception, its coffee stores or its products.

Non-Competition; Non-Solicitation

As part of the Asset Purchase Agreement, we have agreed to a non-compete provision that, for three years after the Closing, restricts our ability to operate or have any direct or indirect interest in the ownership or operation of any entity operating any retail specialty coffee stores in any city where Leasehold Interests that we are selling are located. The non-compete provision applies only to stores opened after the date of the Asset Purchase Agreement and does not apply to (1) any retail stores operated under the “Gloria Jean’s” brand name and the existing “Gloria Jean’s” business model and product line, (2) wholesale sales to retail businesses that are not operated by us, or other non-retail businesses, or (3) the conversion of our company-operated stores existing on the date of the Asset Purchase Agreement to franchise stores. We have also agreed that we will not solicit, or attempt to solicit, any Starbucks employee for employment for three years after the Closing, but such prohibition will not preclude the hiring of any person who is not solicited, directly or indirectly, by us or who responds to generally published notices of employment.

Indemnification

Starbucks has agreed to indemnify us and our representatives for any and all losses resulting from:

•	the breach of Starbucks’ representations and warranties made pursuant to (1) the Asset Purchase Agreement, (2) any certificate delivered to us thereunder (“Buyer’s Certificate”), and (3) the escrow agreement, bill of sale, or assignment and assumption agreement (the “Transaction Documents”);

•	the material breach or nonperformance of any covenant or agreement of Starbucks contained in the Asset Purchase Agreement, Buyer’s Certificate or Transaction Documents;

•	Starbucks’ failure to discharge any of the liabilities assumed under the Asset Purchase Agreement; and

•	any breach by Starbucks of the Asset Purchase Agreement’s indemnification provisions.

We have agreed to indemnify Starbucks and its representatives for any and all losses resulting from:

•	the breach or inaccuracy (subject to applicable qualifications) of any representation or warranty made by us in the Asset Purchase Agreement, in any certificate (“Seller’s Certificate”) or Transaction Document delivered by us in connection with the Asset Purchase Agreement;

•	the material breach or nonperformance of any covenant or agreement by us or Coffee People contained in the Asset Purchase Agreement or any Seller’s Certificate or Transaction Document delivered in connection with the Asset Purchase Agreement;

•	all causes of action, lawsuits, judgments, claims and demands of any nature arising out of or relating to our franchise operations, supplier contracts, and any other excluded business or excluded assets;

•	our failure to discharge any liabilities not assumed by Starbucks;

•	the termination or suspension of any previous or existing discussions or negotiations with any third party with respect to the Acquisition Assets that were terminated or suspended, or will be terminated or suspended, as a result of the Asset Purchase Agreement, whether or not the transactions contemplated by the Asset Purchase Agreement are consummated; and

•	any breach by us of the Asset Purchase Agreement’s indemnification provisions.

Starbucks has agreed not to seek indemnification for breaches of certain of our representations and warranties until the aggregate amount of its claims exceeds $100,000, in which event we will be liable only for such claims to the extent they exceed $100,000. In no event will our aggregate liability arising under the indemnification provisions of the Asset Purchase Agreement with respect to breaches of our representations and warranties exceed $2,000,000; provided, however, that, with respect to the representations and warranties relating to authority to enter into the Asset Purchase Agreement, consents, good title to the Acquisition Assets, tax matters, environmental matters, employment matters, certain provisions related to third party assets, transfer fees and taxes, or any fraud or knowing or intentional breach of any representation and warranty, we will be liable from dollar one up to, but not in excess of, the total amount of consideration actually received by us under the Asset Purchase Agreement.

We have also agreed not to seek indemnification from Starbucks for breaches of its representations and warranties until the aggregate amount of our claims exceeds $100,000, in which event Starbucks will be liable only for such claims to the extent they exceed $100,000. In no event will Starbucks’ aggregate liability arising under the Asset Purchase Agreement with respect to breaches of Starbucks’ representations and warranties exceed $2,000,000, except in the case of the representation and warranty regarding authority to enter into the Asset Purchase Agreement and fraud or knowing or intentional breach of any representation or warranty, for which Starbucks will be liable from dollar one.

Employees

Subject to the Closing, Starbucks will offer employment to all hourly non-management employees in “good standing” at each of the Subject Locations actually transferred. Employees in “good standing” are those whose most recent performance evaluations were satisfactory and who are not listed on Starbucks’ internal records as former employees ineligible for rehiring. Starbucks will grant interviews to all management employees at the assistant manager level or higher, but is not obligated to hire them.

We will be responsible for any notice required by, or liabilities associated with, the Worker Adjustment and Retraining Notification Act, or any other law applicable to store closings. We will also be responsible for any group health plan continuation or conversion coverage required by law.

Conditions to Closing

The respective obligations of each party under the Asset Purchase Agreement are conditioned upon the fulfillment of the following conditions:

•	no order will have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding that enjoins, restrains or prohibits the transactions contemplated by the Asset Purchase Agreement;

•	there will be no litigation, proceeding or investigation pending by any third party or governmental entity in which (1) an injunction is or may be sought against the transactions contemplated by the Asset Purchase Agreement, or (2) relief is or may be sought against any party hereto as a result of the Asset Purchase Agreement or any of the transactions contemplated therein; and

•	receipt of approval from our stockholders of the Asset Purchase Agreement and the transactions contemplated thereby.

Our and Coffee People’s obligations to complete the transactions contemplated under the Asset Purchase Agreement are conditioned upon the fulfillment of the following conditions:

•	delivery by Starbucks of the Transaction Documents, except for the escrow agreement in the event of post-Closing transfers;

•	delivery of all governmental approvals or notices and all third party consents, including consents to assignment of lease, executed by Starbucks and the respective landlords necessary to transfer the Subject Locations;

•	Starbucks’ purchase at the Closing of the number of Subject Locations equal to 30 minus the sum of (1) the Subject Locations that have been assigned a negative value, and (2) other Subject Locations that we determine to retain and not transfer under certain specified circumstances; and

•	delivery of a certificate from Starbucks stating that its representations and warranties made under the Asset Purchase Agreement remain true, complete and correct in all material respects as of the Closing or the relevant post-Closing store transfer (except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects) and, except as expressly waived by us in writing, that Starbucks has satisfied all of its obligations under the Asset Purchase Agreement that are required to be satisfied on or before the Closing or the relevant post-Closing store transfer.

Starbucks’ obligations to complete the transactions contemplated under the Asset Purchase Agreement are conditioned upon the fulfillment of the following conditions:

•	our delivery of all of the Transaction Documents;

•	Starbucks having received all construction and other similar permits and approvals for at least 70% of the Subject Locations being transferred upon the Closing, if the Closing occurs within 90 days of the date of the Asset Purchase Agreement;

•	delivery by us, or Coffee People, as applicable, of specified executed assignments or transfers of all assumed permits;

•	receipt by Starbucks of executed lease and agreement amendments for each of the Subject Locations transferred at Closing or for the relevant post-Closing store transfer, provided that such lease and agreement amendments grant a minimum of a 10-year term for at least 40% of certain of the Subject Locations designated by the Asset Purchase Agreement as requiring a minimum 10-year lease term;

•	delivery of an executed and notarized deed that conveys to Starbucks legal fee title to each of the ground lease improvements being transferred;

•	receipt by Starbucks of consents to assignment of lease executed by us or Coffee People, as applicable, and the respective landlord or other contract party, for each of the Subject Locations being transferred at the Closing, or the relevant post-Closing store transfer, provided that estoppel provisions are agreed to for 50% of the Subject Locations that are transferred;

•	since the date of the Asset Purchase Agreement, the absence of a material adverse effect, as defined in the Asset Purchase Agreement, or any event or circumstance or combination of events or circumstances that could reasonably be expected to have a material adverse effect;

•	release of certain specified encumbrances in respect of the Acquisition Assets being transferred, excluding certain permitted liens;

•	availability of title policies for certain specified amounts for the Subject Locations where we hold ground leases;

•	receipt of all required government approvals or notices and all third party consents (other than the lease and agreement amendments and consents discussed above);

•	receipt of a good standing certificate from the state of Delaware and tax clearance or similar certificate from the states of California and Oregon certifying to the absence of unpaid taxes that might constitute an encumbrance on the Acquisition Assets, or that might become enforceable against Starbucks in the event of non-payment by us or Coffee People;

•	receipt of a certificate from us certifying that our representations and warranties made under the Asset Purchase Agreement remain true, complete and correct in all material respects as of the Closing or the relevant post-Closing store transfer (except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects) and that, except as expressly waived by Starbucks in writing, we have satisfied all of our obligations under the Asset Purchase Agreement that are required to be satisfied on or before the Closing or the relevant post-Closing store transfer, and that we have complied with the Worker Adjustment and Retraining Notification Act; and

•	if any violation of applicable environmental laws with respect to a ground lease location has been disclosed by the environmental assessments undertaken by Starbucks, and we have agreed to remove, correct or remedy such violation at our sole cost and expense prior to the Closing, delivery by us of a certificate from an environmental abatement firm reasonably acceptable to Starbucks that any such environmental violation has been fully removed, corrected or remediated.

Closing and Post-Closing Transfers

The Closing is anticipated to take place on December 13, 2006, provided that the conditions to Closing described above have been satisfied or waived, or on such other date as the parties mutually agree; provided that, if the Closing occurs after December 13, 2006, then Starbucks must comply with certain specified obligations as determined by us in our reasonable discretion. After the Closing occurs, certain remaining Subject Locations, if any, may be transferred pursuant to post-Closing Transfers, which must be completed by February 12, 2007 or by such later date as agreed to by the parties. At the Closing and at each post-Closing Transfer, we must deliver physical possession of the fixtures and equipment contained in the Subject Locations, executed assignment or transfers of the assumed permits, an executed bill of sale, and an executed assignment and assumption agreement.

At the Closing and at each post-Closing Transfer, Starbucks must deliver, by wire transfer of immediately available funds, the purchase price for the Subject Locations being transferred, less ten percent of such purchase price to be placed in escrow, and an executed assignment and assumption agreement.

Termination

The Asset Purchase Agreement may be terminated:

•	by mutual written consent of us and Starbucks;

•	by either party, if the other party materially breaches any of its representations, warranties or covenants contained in the Asset Purchase Agreement, and if such breach is curable, the breach is not cured within 10 business days after the breaching party has received notice of the breach;

•	by either party if a court of competent jurisdiction or other governmental entity issues a final and nonappealable order, decree or ruling, or takes any action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement;

•	by us, (1) if the Closing does not occur within 90 days of the date of the Asset Purchase Agreement and Starbucks has not complied with certain specified obligations as determined by us in our reasonable discretion, or (2) if our board of directors recommends and accepts a superior proposal;

•	by Starbucks, (1) if we provide non-public information to, or enter into discussion with, any third party as described under certain circumstances, (2) if our board of directors withdraws or modifies its recommendation that stockholders approve the Asset Purchase Agreement in a manner adverse to Starbucks or resolves accordingly, (3) if our board of directors recommends, endorses, accepts or agrees to a superior proposal, (4) if we fail to hold our stockholder meeting within 90 days of the date of the Asset Purchase Agreement, or (5) if we fail to obtain the required vote of stockholders at the stockholder meeting or at any adjournment thereof after public disclosure of any alternative transaction proposal; and

•	by either party if the Closing does not occur by February 12, 2007, provided that the terminating party has used commercially reasonable efforts to fulfill the conditions to Closing (other than for the five Subject Locations that have been assigned a negative value) and the reason for the failure of the Closing to occur is not due to the terminating party’s failure to fulfill its obligations under the Asset Purchase Agreement.

Transaction Expenses; Termination Fee

Each party bears its own fees and expenses, including all legal, accounting and financial advisory fees, provided that Starbucks will pay all premiums for title policies with respect to the ground leases being assumed and the fees for recording deeds and assignments of leases.

We will pay Starbucks a termination fee equal to its actual fees and expenses incurred in connection with the preparation and negotiation of the Asset Purchase Agreement and otherwise in connection with the Transaction, if the Asset Purchase Agreement is terminated under certain circumstances, including termination by Starbucks due to (i) a material breach of our representations, warranties or covenants in the Asset Purchase Agreement related to our non-solicitation covenant and, if the breach is curable, the breach is not cured within 10 business days after notice and a description of the breach is provided, (ii) our provision of non-public information to, or entering into discussions with, any third party concerning the assets to be transferred to Starbucks, (iii) our board of directors withdrawing or modifying its recommendation of the Asset Purchase Agreement and the Transaction in a manner adverse to Starbucks or resolving to do any of the foregoing, or recommending and accepting certain other offers,

(iv) our board of directors recommending, endorsing, accepting or agreeing to certain transfers of the assets to be transferred to Starbucks under the Asset Purchase Agreement, and (v) failure for any reason to call and hold a stockholder meeting within 90 days of the Asset Purchase Agreement, or failure to obtain the required vote of stockholders after public disclosure of our receipt of certain other offers. Notwithstanding the amount of Starbucks’ actual fees and expenses, the termination fee shall be at least $250,000 but shall not exceed $500,000.

Governing Law; Assignment

The Asset Purchase Agreement will be governed in all respects by the laws of the State of California, without regard to its conflict of laws principles. If any legal action or any arbitration proceeding is brought in connection with the Asset Purchase Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

The Asset Purchase Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except that Starbucks may assign the Asset Purchase Agreement, or any of its rights thereunder, to a wholly owned affiliate.

Background of the Transaction

On December 14, 2005, our board of directors appointed Stephen Coffey as our Chief Executive Officer based, in part, on Mr. Coffey’s proven ability to maximize the value for stockholders of companies with negative operating results. Under the board’s direction after Mr. Coffey joined the company, the board began to evaluate various strategic alternatives in order to improve our financial performance and facilitate future growth. Mr. Coffey and the company’s management undertook an extensive study and analysis of the strategic alternatives available to the company.

On February 27, 2006, Paul Heeschen, our Chairman, was contacted by a representative of Starbucks Corporation who expressed preliminary interest in pursuing a transaction involving the possible purchase of Diedrich Coffee retail locations. A follow-up telephone call regarding this interest occurred on March 1, 2006 between Mr. Heeschen, Mr. Coffey and the representative of Starbucks.

At a regular board meeting on March 13, 2006, Mr. Coffey reviewed with the board of directors an analysis of different strategic alternatives for Diedrich Coffee that had been distributed to the board several days before the meeting. After careful consideration and discussion of each of the various strategic alternatives presented by management, our board requested that management provide additional financial and operational analysis of a greater focus on the franchising and wholesale operations rather than the focus on retail operations. The board also directed management to retain a financial advisor to determine appropriate valuations for the company and its assets to assist in the board’s analysis of strategic alternatives. Mr. Heeschen and Mr. Coffey advised the board of the indication of interest received from Starbucks. The consensus of the board was that discussions with Starbucks should continue.

During the following two to three weeks, management interviewed and held discussions with a number of potential financial advisors. On March 23, 2006, Mr. Coffey followed up with Starbucks and expressed our interest in continuing discussions with respect to a possible transaction. On April 4, 2006, we signed an engagement letter with Globalview Advisors LLC (“Globalview”) to provide valuation services in connection with the board’s evaluation of the various strategic alternatives.

In late March 2006, Mr. Heeschen contacted a second competitor to determine if this competitor had an interest in possibly purchasing certain of our assets. On April 4, 2006, Mr. Coffey met with this second competitor to discuss a potential transaction.

On April 7, 2006, after several days of negotiations, we executed a confidentiality and non-disclosure agreement (“NDA”) with Starbucks, whereby we agreed to provide certain information to Starbucks, and Starbucks agreed to use such information solely for the purpose of evaluating a potential transaction with us and not in a manner that adversely affected our business or operations. Upon execution of the NDA, we provided certain lease-related information to Starbucks.

On May 10, 2006, management and Mr. Heeschen received a preliminary presentation from Globalview regarding the valuation of various assets in connection with the strategic alternatives being evaluated by the company. On May 12, 2006, Mr. Heeschen and Mr. Coffey met with the company’s outside counsel, Gibson, Dunn & Crutcher LLP, to review and discuss the preliminary analysis presented by Globalview.

On May 16, 2006, Mr. Coffey contacted a third competitor that expressed interest in a possible transaction with us. Later that same day, the board convened a meeting to discuss a further report that had been previously distributed by management regarding the viability of an operational model focused on franchising and wholesale sales. The Board also received a presentation with respect to the analysis and conclusions of Globalview as it related to the strategic alternatives being evaluated by the board. Management reported on the choices available to the company if it pursued a focus on franchise and wholesale operations, including the possibility of converting all of the company-operated Diedrich Coffee and Coffee People stores to franchises or the potential sale of those stores. Management provided financial assumptions and projections with regard to each alternative. The board undertook extensive discussion and consideration of how such a focus on franchising and wholesale sales would function, as well as the benefits and challenges associated with this alternative. The board then directed management to prepare additional analyses regarding the disposition of the Diedrich Coffee and Coffee People retail locations and to provide a report and projections as to the operations of the Company after such a disposition. The board also asked management to explore the interest of potential buyers for these assets, possibly through an investment banking firm.

On May 24, 2006, Mr. Coffey, accompanied by counsel, met with representatives from an investment bank to discuss potentially engaging the investment bank to assist in the disposition of the Diedrich Coffee and Coffee People retail locations. Based upon their review of the company’s various operating units, financial performance and other data, the investment bank advised Mr. Coffey that any disposition transaction would almost certainly be with a strategic buyer rather than a financial buyer. On June 2, 2006 and June 9, 2006, Mr. Coffey, accompanied by counsel, met with two other investment banks to evaluate an engagement in connection the disposition of the Diedrich Coffee and Coffee People retail locations. Each of these bankers also advised that they did not believe they would be successful in finding a financial buyer and that a strategic player was the logical buyer for these assets.

On May 25, 2006, we received a non-binding letter of intent (“LOI”) from Starbucks offering to purchase most of the Diedrich Coffee brand retail locations but none of the Coffee People locations.

From May to June 2006, Mr. Coffey contacted other competitors that were large enough to reasonably complete the acquisition of the retail locations. In addition to the NDA with Starbucks, we executed NDAs with four other interested parties. We provided these parties with information for purposes of evaluating a potential transaction with us and proceeded to engage in meetings and discussions with these parties in order to gauge the level of interest that each had in pursuing a possible transaction with us. We also continued to provide Starbucks with operational and financial information during this period.

On June 12, 2006, we received a revised non-binding LOI from Starbucks offering to purchase most of the Diedrich Coffee and Coffee People retail locations.

On June 13, 2006, we received a non-binding LOI from one of the interested parties with whom we had entered into an NDA also offering to purchase most of the Diedrich Coffee and Coffee People retail locations. On this same day, we received a non-binding proposal from another one of the interested parties mentioned above proposing to purchase substantially all of our assets and assume a limited number of our liabilities. One of the interested parties also advised us on this day that it was only interested in a smaller subset of retail stores.

On June 14, 2006, the board met to discuss an overview of the proposals and LOIs received from Starbucks and each of the other interested parties that had been previously provided to the board. Mr. Coffey provided the board with a comparative analysis of each of the proposals. This analysis was evaluated and discussed extensively by the board. Mr. Coffey and Mr. McCarthy also provided a report and financial projections with respect to the operation of the company as a wholesale and franchise organization after the disposition of our retail store locations. The board concluded that none of the proposals or LOIs received from Starbucks or the other interested parties provided adequate value for the assets and directed Mr. Coffey to communicate this conclusion to Starbucks and each of the other interested parties. At this meeting, the board also determined that the retention of an investment bank would add little value to the process of selling the Diedrich Coffee and Coffee People retail locations in light of the focus on strategic buyers and the ability to contact potential strategic buyers unassisted. Following the meeting, Mr. Coffey contacted Starbucks and each of the other interested parties to advise them that their offers as submitted were not acceptable to the board.

During the two weeks after the board of directors meeting, Mr. Coffey had multiple discussions with Starbucks and each of the other interested parties with respect to their offers as well as the structure and terms of any proposed transaction.

On June 27, 2006, we received a revised non-binding LOI from Starbucks increasing their purchase price in connection with the acquisition of most of the Diedrich Coffee and Coffee People retail locations. On June 30, 2006, we received a revised non-binding LOI from one of the other interested parties also increasing their purchase price for the same assets. The other interested parties declined to increase their purchase price.

On July 11, 2006, the board met again to receive a report from management as to the status and terms of the offers from Starbucks and the other interested parties. Mr. Coffey and Mr. McCarthy discussed each of the offers received and provided a comparative analysis of the two highest offers. Gibson, Dunn & Crutcher, LLP discussed the terms of each of the offers with the board. After extensive discussion, the board concluded that none of the offers in their current form provided appropriate value for the assets and thus were not in the best interests of the stockholders. The board directed Mr. Coffey to continue discussion with Starbucks and the other interested party with the highest offer to determine if an acceptable purchase price could be paid and the terms could be revised to minimize the risk that a transaction would not be completed.

On July 18, 2006, after extensive negotiations, Starbucks increased their purchase price and agreed to revised terms for the acquisition. The other interested party declined to increase the purchase price or revise the terms of their prior offer. Mr. Coffey submitted the revised draft of the LOI with Starbucks to the board for their consideration.

On July 19, 2006, the board met to evaluate the final proposal from Starbucks. After extensive discussion, the board approved the terms of the LOI and authorized Mr. Coffey to execute the LOI as presented. Following the meeting, we entered into the non-binding LOI with Starbucks. The LOI, as executed, included a restriction on our ability to solicit alternative acquisition proposals during the period of our negotiations. In accepting Starbucks’ offer, the board determined that it was superior to the other offers based on the overall terms of Starbucks’ proposal, including the amount and form of the consideration to be received, the likelihood that consents to lease assignments could be obtained, the representations and warranties we were likely to be required to make, the liabilities we would likely be required to retain and the likelihood that the proposed transaction would be completed. Subsequent to the execution of the Letter of Intent, Starbucks provided us with a due diligence request list and began further business, financial and legal due diligence associated with the Diedrich Coffee and Coffee People retail stores. We provided documents responsive to the due diligence request list and established a virtual dataroom with respect to the diligence documents.

On August 9, 2006, Starbucks’ legal counsel, DLA Piper US LLP, delivered a draft of the asset purchase agreement to our management and Gibson, Dunn & Crutcher, LLP. This draft was transmitted to the board. Extensive negotiations occurred between the parties and their respective legal counsel, and the parties exchanged multiple drafts of the asset purchase agreement until its execution by the parties on September 14, 2006.

On September 14, 2006, the board convened a special meeting in order to consider the terms of the asset purchase agreement with Starbucks and the transactions contemplated thereunder. Mr. Coffey, assisted by Gibson, Dunn & Crutcher, LLP, presented an overview of the proposed terms of the transaction with Starbucks by which we would sell most of our Diedrich Coffee and Coffee People retail store locations to Starbucks. Management also reviewed our corporate strategy should the sale to Starbucks occur. The board determined that the proposed transaction with Starbucks presented the best opportunity for obtaining the greatest value for our stockholders and unanimously approved the asset purchase agreement and the transactions contemplated thereunder and recommended that our stockholders vote in favor of the proposed transaction at our annual meeting of stockholders. In reaching this determination, the board discussed at length the terms of the transaction with Starbucks, including the benefits and disadvantages of such a transaction, and considered, among other things, the possibility of retaining the Diedrich Coffee and Coffee People retail store locations, the amount of cash to be received, the liabilities to be assumed and other material terms of the asset purchase agreement.

The asset purchase agreement was executed on September 14, 2006 following the board meeting and a press release announcing the proposed transaction with Starbucks was issued following the close of the stock market that day.

Reasons for the Transaction

In considering whether or not to approve the Transaction, our board of directors considered a number of potential benefits and material factors pertaining to the Transaction, including the following:

•	the ability to focus on strengthening the wholesale business and its distribution channels, including the franchise locations, rather than diverting our attention to the Diedrich-owned retail businesses;

•	the amount and form of consideration to be paid in the Transaction;

•	the belief that, after conducting an extensive review of our financial condition, results of operations and business and earning prospects, focusing on our retail store business was not reasonably likely to create greater value for our stockholders as compared to the prospects presented by the Transaction and our future business plans;

•	the extensive process conducted by our management in seeking potential buyers and the belief that the alternatives to the Transaction were not reasonably likely to provide equal or greater value to us and our stockholders;

•	the belief that the Transaction represents the most favorable alternative currently available to us in order to maximize stockholder value;

•	the terms of the Asset Purchase Agreement, including our ability to terminate the Asset Purchase Agreement under certain circumstances, such as with regard to certain unsolicited third party superior offers, and the limitation on our potential indemnification obligations for breaches of our representations and warranties to Starbucks under the terms of the Asset Purchase Agreement; and

•	the positive treatment of many of our employees through possible employment by Starbucks following the Transaction.

Our board of directors also considered a number of potentially negative factors in determining to approve the Transaction and the Asset Purchase Agreement, including the following:

•	the risk that all or some of the potential benefits of the Transaction may not be realized, including the risk that we may not receive the portion of the purchase price to be held in escrow for purposes of our indemnification of Starbucks under the Asset Purchase Agreement;

•	the risk that the Transaction may not be consummated due to certain conditions not being satisfied or waived;

•	the risk of employee disruption associated with the Transaction; and

•	the obligation to pay Starbucks a termination fee under the Asset Purchase Agreement if the Asset Purchase Agreement is terminated under specified circumstances.

Our board of directors determined that the potential benefits of the Transaction outweighed the negative factors that it considered, including those listed above, and that a fairness opinion from a financial advisor was not necessary in light of the fact that our management had extensively explored strategic alternatives and both solicited and received significant interest in the sale of the Diedrich Coffee and Coffee People retail store locations. Our board of directors also considered the significant expense associated with obtaining a fairness opinion that would otherwise reduce the consideration to be received in a transaction with a purchaser. Based on the factors described above, our board of directors determined that the Transaction is fair to our stockholders.

Use of Proceeds from the Transaction

We do not intend to distribute any of the proceeds that we receive from the Transaction to our stockholders. Rather, we intend to use any proceeds from the Transaction, along with our existing cash and cash equivalents, in connection with our future business plans.

Nature of Our Business Following the Transaction

In approving the Transaction, our board of directors has determined that our strategic direction will focus on growing our wholesale business segment and the related distribution channels, including franchise stores. As part of the plan to narrow the retail focus to franchise stores, we intend to close all Diedrich Coffee and Coffee People company-owned store locations in conjunction with the Transaction.

Regulatory Approvals

The Transaction is not subject to any state, federal or other governmental body approvals.

Material U.S. Federal Income Tax Consequences to Diedrich

The Transaction is a taxable event to us. The amount we receive for the non-compete provision in the Asset Purchase Agreement will be taxable as ordinary income to us. We will recognize gain or loss from the sale of the assets equal to the difference between (i) the cash received plus any liabilities assumed in exchange for the assets and (ii) our adjusted tax basis in the purchased assets. The income from the non-compete provision and our gain (if any) from the sale of the assets will be offset to the extent of current year losses from operations plus available net operating loss carryforwards, subject to applicable limitations under the ownership changes rules under Internal Revenue Code Section 382 and the Alternative Minimum Tax rules. Under Section 382, where an ownership change occurs, the annual utilization of the net operating loss carryforwards may be restricted.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights in connection with the Transaction.

Special Factors Regarding the Transaction

In addition to the risks and uncertainties that are described in our Annual Report on Form 10-K for the fiscal year ended June 28, 2006 under “Item 1A. Risk Factors” and, as applicable, subsequently filed Quarterly Reports on Form 10-Q, you should carefully consider the special factors discussed below in determining how to vote on the Transaction.

We will be restricted in our ability to open retail specialty coffee stores as a result of the non-compete provision in the Asset Purchase Agreement.

We have agreed to a non-compete provision in the Asset Purchase Agreement that, for three years after the closing of the Transaction, restricts our ability to operate or have any interest in the ownership or operation of any entity operating any retail specialty coffee stores in any city where a Company store that we are selling is presently located. The non-compete provision applies only to stores opened after the date of the Asset Purchase Agreement and does not apply to (1) any retail stores operated under the “Gloria Jean’s” brand name, (2) wholesale sales to retail businesses that are not operated by us, or other non-retail businesses, or (3) the conversion of our company-operated stores existing on the date of the Asset Purchase Agreement to franchise stores.

Our focus on wholesale operations after consummation of the Transaction may not result in a successful business model.

Upon consummation of the Transaction, we intend to focus on strengthening the wholesale business and its distribution channels, including the franchise locations. If we are unable to successfully implement our strategy in focusing on this business segment, our business, results of operations and financial condition could be materially adversely affected.

We do not intend to distribute any of the proceeds from the Transaction to our stockholders.

We do not intend to distribute any of the proceeds from the Transaction to our stockholders. At this time, we intend to use such proceeds to fund and grow our wholesale operations, which may be a use of proceeds that our stockholders may not agree with.

Our business may be harmed if the Transaction disrupts our business and prevents us from realizing intended benefits.

The Transaction may disrupt our business and prevent us from realizing intended benefits due to problems that may arise, such as:

•	a loss of key employees;

•	a failure to adjust or implement our future business plans; and

•	a diversion of management’s attention from our operations.

We are obligated to indemnify Starbucks under certain circumstances.

We have agreed to indemnify Starbucks and its representatives for any and all losses resulting from:

•	the breach or inaccuracy (subject to applicable qualifications) of any representation or warranty made by us in the Asset Purchase Agreement, in any Seller’s Certificate or Transaction Document delivered by us in connection with the Asset Purchase Agreement;

•	the material breach or nonperformance of any covenant or agreement by us or Coffee People contained in the Asset Purchase Agreement or any Seller’s Certificate or Transaction Document delivered in connection with the Asset Purchase Agreement;

•	all causes of action, lawsuits, judgments, claims and demands of any nature arising out of or relating to our franchise operations, supplier contracts, and any other excluded business or excluded assets;

•	our failure to discharge any liabilities not assumed by Starbucks;

•	the termination or suspension of any previous or existing discussions or negotiations with any third party with respect to the Acquisition Assets that were terminated or suspended, or will be terminated or suspended, as a result of the Asset Purchase Agreement, whether or not the transactions contemplated by the Asset Purchase Agreement are consummated; and

•	any breach by us of the Asset Purchase Agreement’s indemnification provisions.

Starbucks has agreed not to seek indemnification for breaches of certain of our representations and warranties until the aggregate amount of its claims exceeds $100,000, in which event we will be liable only for such claims to the extent they exceed $100,000. In no event will our aggregate liability arising under the indemnification provisions of the Asset Purchase Agreement with respect to breaches of our representations and warranties exceed $2,000,000; provided, however, that, with respect to the representations and warranties relating to authority to enter into the Asset Purchase Agreement, consents, good title to the Acquisition Assets, tax matters, environmental matters, employment matters, certain provisions related to third party assets, transfer fees and taxes, or any fraud or knowing or intentional breach of any representation and warranty, we will be liable from dollar one up to, but not in excess of, the total amount of consideration actually received by us under the Asset Purchase Agreement.

Vote Required and Recommendation of the Board of Directors

The proposal to approve the Transaction will require the affirmative vote of a majority of our outstanding shares in order to be approved by our stockholders. Paul Heeschen, the Chairman of our Board, and Richard Spencer, one of our directors, have each indicated that they intend to vote, or cause to be voted, shares that they directly or indirectly control in favor of the Transaction. As of October [    ], 2006, the shares of common stock beneficially held by Messrs. Heeschen and Spencer, together with their affiliated entities, represent approximately 53% of the voting power of our common stock and, if voted as indicated, will provide the requisite vote required for approval of the Transaction.

The board of directors recommends that you vote in favor of Proposal 1.

Selected Financial Data

We are providing the following information to aid you in your analysis of the Transaction. The selected consolidated financial data for each of the fiscal years ended June 28, 2006, June 29, 2005, June 30, 2004, July 2, 2003 and July 3, 2002 have been derived from our consolidated financial statements, which have been filed on our Annual Reports on Form 10-K and should be read in conjunction with these Annual Reports.

	Fiscal Year ended June 28, 2006 (B)	Fiscal Year ended June 29, 2005	Fiscal Year ended June 30, 2004	Fiscal Year ended July 2, 2003	Fiscal Year ended July 3, 2002 (A)
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue:
Retail sales	$34,428	$31,890	$31,617	$33,034	$38,658
Wholesale and other	21,244	16,482	14,861	14,788	16,681
Franchise revenue	3,775	4,166	4,407	4,810	5,322

Total net revenue	59,447	52,538	50,885	52,632	60,661

Costs and expenses:
Cost of sales and related occupancy costs	32,440	26,765	24,642	25,862	30,423
Operating expenses	19,947	17,449	16,701	16,954	17,801
Depreciation and amortization	2,601	2,372	2,315	2,169	2,474
General and administrative expenses	13,546	11,178	9,597	9,150	9,398
Provision for asset impairment and restructuring costs	—	—	94	2,176	542
Gain on asset disposals	(58)	(4)	(2)	(868)	(423)

Total costs and expenses	68,476	57,760	53,347	55,443	60,215

Operating income (loss) from continuing operations	(9,029)	(5,222)	(2,462)	(2,811)	446
Interest income (expense) and other, net	432	56	(318)	(256)	(537)

Loss from continuing operations before income tax benefit	(8,597)	(5,166)	(2,780)	(3,067)	(91)
Income tax benefit	(801)	(1,851)	(1,133)	(563)	(363)

Income (loss) from continuing operations	$(7,796)	$(3,315)	$(1,647)	$(2,504)	$272

Discontinued operations:
Income from discontinued operations, net of income tax	—	2,143	1,898	1,146	680
Gain on sale of discontinued operations, net of income tax	—	15,795	—	—	—

Net income (loss)	$(7,796)	$14,623	$251	$(1,358)	$952

Basic and diluted net income (loss) per share :
Income (loss) from continuing operations	$(1.47)	$(0.64)	$(0.32)	$(0.49)	$0.05
Income from discontinued operations, net	$—	$3.44	$0.37	$0.22	$0.13
Net income (loss)	$(1.47)	$2.80	$0.05	$(0.26)	$0.18
Balance Sheet Data:
Working capital	$3,618	$11,203	$641	$1,207	$809
Total assets	$34,130	$40,313	$25,218	$26,101	$27,806
Long-term debt and obligations under capital leases, less current portion	$309	$328	$1,173	$2,033	$2,832
Total stockholders’ equity	$24,267	$31,522	$16,475	$16,202	$17,492

(A)	Includes 53 weeks of operation.

(B)	Includes compensation expense of $403,000 due to the adoption of SFAS 123R.

Discontinued operations:

An analysis of the discontinued operations of the retail business that are part of the Transaction is as follows:

DISCONTINUED OPERATIONS – RETAIL BUSINESS

SELECTED BALANCE SHEET DATA

(UNAUDITED)

	June 28, 2006	June 29, 2005
Assets
Current assets:
Cash	$445,000	$393,000
Inventories	764,000	802,000
Prepaid expenses	242,000	442,000

Total current assets	1,451,000	1,637,000
Property and equipment, net	5,024,000	4,446,000
Goodwill	1,347,000	1,347,000
Other assets	197,000	255,000

Total assets	$8,019,000	$7,685,000

Liabilities
Current liabilities:
Current installments of obligations under capital leases	$19,000	$18,000
Accounts payable	551,000	497,000
Accrued compensation	427,000	290,000
Accrued expenses	788,000	646,000

Total current liabilities	1,785,000	1,451,000
Obligations under capital leases, excluding current installments	309,000	328,000
Deferred rent	351,000	385,000
Intercompany payable	5,574,000	5,521,000

Total liabilities	$8,019,000	$7,685,000

DISCONTINUED OPERATIONS – RETAIL BUSINESS

SELECTED OPERATING DATA

(UNAUDITED)

	Year Ended June 28, 2006	Year Ended June 29, 2005	Year Ended June 30, 2004
Net revenue:
Retail sales	$30,539,000	$28,448,000	$27,900,000

Costs and expenses:
Cost of sales and related occupancy costs	13,434,000	12,114,000	11,426,000
Operating expenses	15,191,000	13,458,000	13,023,000
Depreciation and amortization	1,547,000	1,384,000	1,335,000
General and administrative expenses	5,103,000	3,852,000	3,231,000
Provision for asset impairment and restructuring costs	—	—	94,000

Total costs and expenses	35,275,000	30,808,000	29,109,000

Operating loss from continuing operations	(4,736,000)	(2,360,000)	(1,209,000)
Interest expense, net	(26,000)	(34,000)	(26,000)

Operating loss before income tax benefit	(4,762,000)	(2,394,000)	(1,235,000)
Income tax benefit	(443,000)	(858,000)	(503,000)

Net loss	$(4,319,000)	$(1,536,000)	$(732,000)

DISCONTINUED OPERATIONS – RETAIL BUSINESS

SELECTED ESTIMATED CASH FLOW DATA

(UNAUDITED)

	Year Ended June 28, 2006	Year Ended June 29, 2005	Year Ended June 30, 2004
Cash flow from operating activities	$(2,512,000)	$(152,000)	$603,000

Cash flow from investing activities	$(2,125,000)	$(2,052,000)	$(1,417,000)

Cash flow from financing activities	$4,689,000	$2,222,000	$814,000

Notes to Unaudited Selected Balance Sheet and Operating Data of the Discontinued Operations

The unaudited selected balance sheet, operating and cash flow data of the discontinued operations of the retail business represents the account balances and results of transactions of our 40 retail stores that are part of the Transaction. The stores were not historically operated as a separate company. These statements reflect direct operating expenses of the stores as well as allocations of overhead expenses which management believes to be reasonable. Such allocations are estimates and do not purport to be the true cost that would have been incurred by these stores had they been independently operated during the periods presented or for any future period.

The accounting policies for the stores are as described in the Annual Report on Form 10-K for our fiscal year ended June 28, 2006. The unaudited selected balance sheet, operating and cash flow data of the discontinued operations of the retail business should be read in conjunction with this and our other Annual Reports.

Unaudited Pro Forma Condensed Consolidated Financial Data

The following unaudited pro forma balance sheet as of June 28, 2006 presents our financial position assuming the Transaction had been completed as of that date and that the Transaction closed at the maximum aggregate purchase price.

The following unaudited pro forma statements of operations for the fiscal years ended June 28, 2006, June 29, 2005 and June 30, 2004 present our results of operations assuming that the Transaction had been completed at the maximum aggregate purchase price on the first day of these respective fiscal years. In the opinion of our management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the Transaction on our historical financial information. The adjustments set forth in the “Pro Forma Adjustments” column are described in the Notes to Unaudited Pro Forma Financial Statements.

The unaudited pro forma financial statements for the periods presented do not purport to represent what our results of operations or financial position actually would have been had the Transaction occurred at the maximum aggregate purchase price on the dates noted above, or to project our results of operations for any future periods. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. Actual amounts could differ materially from these estimates. The pro forma results should be read in conjunction with the financial statements and notes thereto in our Annual Report on Form l0-K for the year ended June 28, 2006.

Diedrich Coffee, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	June 28, 2006	Pro Forma Adjustments	Notes	Pro Forma June 28, 2006
Assets
Current assets:
Cash	$2,593,000	$12,170,000	A	$14,763,000
Restricted cash	583,000	—		583,000
Accounts receivable, net	2,829,000	—		2,829,000
Other receivable	—	1,350,000	A	1,350,000
Inventories	3,846,000	(764,000)	A	3,082,000
Income tax refund	516,000	—		516,000
Current portion of notes receivable	1,137,000	—		1,137,000
Advertising fund assets, restricted	217,000	—		217,000
Prepaid expenses	426,000	—		426,000

Total current assets	12,147,000	12,756,000		24,903,000
Property and equipment, net	9,088,000	(5,024,000)	A	4,064,000
Goodwill	8,179,000	(1,347,000)	A	6,832,000
Notes receivable	3,972,000	—		3,972,000
Cash surrender value of life insurance policy	391,000	—		391,000
Other assets	353,000	(197,000)	A	156,000

Total assets	$34,130,000	$6,188,000		$40,318,000

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of obligations under capital leases	$19,000	$(19,000)	A	$—
Accounts payable	2,929,000	—		2,929,000
Accrued compensation	2,481,000	—		2,481,000
Accrued expenses	1,779,000	3,010,000	A,B	4,789,000
Franchisee deposits	599,000	—		599,000
Deferred franchise fee income	104,000	—		104,000
Advertising fund liabilities	217,000	—		217,000
Accrued provision for store closure	401,000	—		401,000

Total current liabilities	8,529,000	2,991,000		11,520,000
Obligations under capital leases, excluding current installments	309,000	(309,000)	A
Deferred rent	603,000	(351,000)	A	252,000
Deferred compensation	422,000	—		422,000

Total liabilities	9,863,000	2,331,000		12,194,000

Commitments and contingencies
Stockholders’ equity:
Common stock	53,000	—		53,000
Additional paid-in capital	59,022,000	—		59,022,000
Accumulated deficit	(34,808,000)	3,857,000	A,B	(30,951,000)

Total stockholders’ equity	24,267,000	3,857,000		28,124,000

Total liabilities and stockholders’ equity	$34,130,000	$6,188,000		$40,318,000

See accompanying notes to unaudited pro forma condensed consolidated financial data.

Diedrich Coffee, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended June 28, 2006

	Year Ended June 28, 2006	Pro Forma Adjustments	Notes	Pro Forma Year Ended June 28, 2006
Net revenue:
Retail sales	$34,428,000	$(30,539,000)	C	$3,889,000
Wholesale and other	21,244,000	—		21,244,000
Franchise revenue	3,775,000	—		3,775,000

Total net revenue	59,447,000	(30,539,000)		28,908,000

Costs and expenses:
Cost of sales and related occupancy costs	32,440,000	(13,434,000)	C	19,006,000
Operating expenses	19,947,000	(15,191,000)	C	4,756,000
Depreciation and amortization	2,601,000	(1,547,000)	C	1,054,000
General and administrative expenses	13,546,000	(5,103,000)	C	8,443,000
Gain on asset disposals	(58,000)	—		(58,000)

Total costs and expenses	68,476,000	(35,275,000)		33,201,000

Operating loss from continuing operations	(9,029,000)	4,736,000		(4,293,000)
Interest expense	(116,000)	26,000	C	(90,000)
Interest and other income, net	548,000	—		548,000

Loss from continuing operations before income tax benefit	(8,597,000)	4,762,000		(3,835,000)
Income tax benefit	(801,000)	443,000		(358,000)

Net loss	$(7,796,000)	$4,319,000		$(3,477,000)

Basic and diluted net loss per share:
Net loss	$(1.47)	$0.81		$(0.66)

Weighted average and equivalent shares outstanding:
Basic and diluted	5,303,000	5,303,000		5,303,000

See accompanying notes to unaudited pro forma condensed consolidated financial data

Diedrich Coffee, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended June 29, 2005

	Year Ended June 29, 2005	Pro Forma Adjustments	Notes	Pro Forma Year Ended June 29, 2005
Net revenue:
Retail sales	$31,890,000	$(28,448,000)	C	$3,442,000
Wholesale and other	16,482,000	—		16,482,000
Franchise revenue	4,166,000	—		4,166,000

Total net revenue	52,538,000	(28,448,000)		24,090,000

Costs and expenses:
Cost of sales and related occupancy costs	26,765,000	(12,114,000)	C	14,651,000
Operating expenses	17,449,000	(13,458,000)	C	3,991,000
Depreciation and amortization	2,372,000	(1,384,000)	C	988,000
General and administrative expenses	11,178,000	(3,852,000)	C	7,326,000
Gain on asset disposals	(4,000)	—		(4,000)

Total costs and expenses	57,760,000	(30,808,000)		26,952,000

Operating loss from continuing operations	(5,222,000)	2,360,000		(2,862,000)
Interest expense	(223,000)	34,000	C	(189,000)
Interest and other income, net	279,000	—		279,000

Loss from continuing operations before income tax benefit	(5,166,000)	2,394,000		(2,772,000)
Income tax benefit	(1,851,000)	858,000		(993,000)

Loss from continuing operations	(3,315,000)	1,536,000		(1,779,000)
Discontinued operations:
Income from discontinued operations, net of $318,000 taxes	2,143,000	—		2,143,000
Gain on sale of discontinued operations, net of $3,139,000 taxes	15,795,000	—		15,795,000

Net income	$14,623,000	$1,536,000		$16,159,000

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.64)	$0.30		$(0.34)

Income from discontinued operations, net	$3.44	$—		$3.44

Net income	$2.80	$0.30		$3.10

Weighted average and equivalent shares outstanding:
Basic and diluted	5,218,000	5,218,000		5,218,000

See accompanying notes to unaudited pro forma condensed consolidated financial data

Diedrich Coffee, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended June 30, 2004

	Year Ended June 30, 2004	Pro Forma Adjustments	Notes	Pro Forma Year Ended June 30, 2004
Net revenue:
Retail sales	$31,617,000	$(27,900,000)	C	$3,717,000
Wholesale and other	14,861,000	—		14,861,000
Franchise revenue	4,407,000	—		4,407,000

Total net revenue	50,885,000	(27,900,000)		22,985,000

Costs and expenses:
Cost of sales and related occupancy costs	24,642,000	(11,426,000)	C	13,216,000
Operating expenses	16,701,000	(13,023,000)	C	3,678,000
Depreciation and amortization	2,315,000	(1,335,000)	C	980,000
General and administrative expenses	9,597,000	(3,231,000)	C	6,366,000
Provision for asset impairment and restructuring costs	94,000	(94,000)	C	—
Gain on asset disposals	(2,000)	—		(2,000)

Total costs and expenses	53,347,000	(29,109,000)		24,238,000

Operating loss from continuing operations	(2,462,000)	1,209,000		(1,253,000)
Interest expense	(348,000)	26,000	C	(322,000)
Interest and other income, net	30,000	—		30,000

Loss from continuing operations before income tax benefit	(2,780,000)	1,235,000		(1,545,000)
Income tax benefit	(1,133,000)	503,000		(630,000)

Loss from continuing operations	(1,647,000)	732,000		(915,000)
Discontinued operations:
Income from discontinued operations, net of $1,161,000 taxes	1,898,000	—		1,898,000

Net income	$251,000	$732,000		$983,000

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.32)	$0.14		$(0.18)

Income from discontinued operations, net	$0.37	$—		$0.37

Net income	$0.05	$0.14		$0.19

Weighted average and equivalent shares outstanding:
Basic and diluted	5,161,000	5,161,000		5,161,000

See accompanying notes to unaudited pro forma condensed consolidated financial data

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

A.	The asset allocation of the sale of the Diedrich and Coffee People retail locations assuming that all stores were transferred on the same day and that the Transaction closed at the maximum aggregate purchase price. The estimated book gain includes $1.35 million or ten percent of the maximum aggregate purchase price that will be placed into an escrow account. These funds will be held in the escrow account for six months after the closing of the Transaction, provided that any funds necessary to satisfy outstanding claims for indemnification will remain in escrow after such time. The gain from the Transaction is not included in the unaudited pro forma condensed consolidated statement of operations since it is a one-time amount directly attributable to the Transaction.

Purchase price – Cash	$12,170,000
Purchase price - Future payment	1,350,000
Inventories	(764,000)
Fixed assets, net	(5,024,000)
Goodwill	(1,347,000)
Other Assets	(197,000)
Current installments of capital lease obligations	19,000
Deferred Rent	351,000
Capital lease obligations, excluding current installments	309,000
Estimated Transaction-related Expenses	(2,308,000)

Estimated Book Gain on Sale of Diedrich & Coffee People retail locations	$4,559,000

B.	To recognize an income tax provision on the gain on sale of the Diedrich and Coffee People company-operated retail stores based on an estimated effective rate of 15%. This estimated tax rate is different than the statutory rates due to the tax basis of the assets being sold, the projected utilization of net operating loss (NOL) carry-forwards and alternative minimum taxes. The utilization of these NOL carry-forwards could be limited due to restrictions imposed under federal and state laws. Because the Company has not completed its tax analysis of this transaction, the estimated liability may differ significantly from the actual tax liability.

Tax provision gain on sale of assets	$702,000
Accrued taxes	$(702,000)

C.	To eliminate Diedrich and Coffee People retail operations revenue, costs and expenses.

	52 Weeks Ended June 28, 2006	52 Weeks Ended June 29, 2005	52 Weeks Ended June 30, 2004
Retail Revenue	$30,539,000	$28,448,000	$27,900,000
COS and Related Occupancy	13,434,000	12,114,000	11,426,000
Operating Expense	15,191,000	13,458,000	13,023,000
Depreciation & Amortization	1,547,000	1,384,000	1,335,000
General & Administrative	5,103,000	3,852,000	3,231,000
Provision for asset impairment and restructuring costs	—	—	94,000

	35,275,000	30,808,000	29,109,000

Operating Income	(4,736,000)	(2,360,000)	(1,209,000)
Interest (Expense)/Income, net	(26,000)	(34,000)	(26,000)
(Loss) before tax	(4,762,000)	(2,394,000)	(1,235,000)
Income Tax Benefit	(443,000)	(858,000)	(503,000)

Net Loss	$(4,319,000)	$(1,536,000)	$(732,000)

PROPOSAL 2

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be five. If a quorum is present at our annual meeting, the five nominees receiving the greatest number of votes will be elected and will serve until their respective successors are elected at the next annual meeting of stockholders and qualified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable or unwilling to serve if elected as director. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose. The following table lists the directors of the Company and provides their respective ages and titles as of [            ], 2006.

Name	Age	Title	Director Since
Paul C. Heeschen (1)	49	Chairman of the Board of Directors	1996
Lawrence Goelman (1) (2)	65	Director	1996
Greg Palmer (2)	50	Director	2006
Richard S. Spencer, III	53	Director	2001
Timothy J. Ryan (2)	66	Director	2005

(1)	Member of the compensation committee of the board of directors.

(2)	Member of the audit committee of the board of directors.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee, Inc. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. For the past 13 years, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, LP, D.C.H., LP and Redwood Enterprises VII, LP, and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee, Inc. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions, as well as consumers.

Lawrence Goelman joined our board of directors in October 1996 and was the Chairman of our board of directors and interim Chief Executive Officer from March 1997 to November 1997. Mr. Goelman has served as the Managing Partner of Tremont Partners, Inc., a privately held consulting company, since 1995 and is the Managing Member of Dove Street Capital Lenders. Until March 2001, Mr. Goelman was also the Managing Partner of GazelleLab LLC, a private venture development firm. From May 1996 to December 1996, Mr. Goelman was the interim President and Chief Executive Officer of Pinnacle Micro, Inc., a publicly owned company that manufactures compact disc recording devices. Before that, he served for 14 years as Chairman, President and Chief Executive Officer of CostCare, Inc., which was acquired by John Hancock Life Insurance Company.

Greg Palmer joined our board of directors in September 2006. From January 1998 until June 2006, Mr. Palmer was the President and Chief Executive Officer of RemedyTemp, Inc., a staffing services company. Mr. Palmer also served as a director of Remedy Temp, Inc. from January 2001 until June 2006.

Richard S. Spencer, III joined our board of directors in December 2001. Since May 1993, Mr. Spencer has been manager or president of Westcliff Capital Management, LLC or its predecessor company. Westcliff Capital Management, LLC is an investment advisor for certain investment funds and institutional investors, some of which are stockholders of Diedrich Coffee, Inc. Mr. Spencer is a director of KFx Inc., a publicly traded “clean energy” technology company.

Timothy J. Ryan joined our board of directors on October 10, 2005 through appointment by our board of directors. Mr. Ryan previously served as our Chief Executive Officer from November 1997 to October 2000. Since April 1999, he has been a director of Rubio’s Restaurants, Inc., a publicly traded fast-casual fresh Mexican grill restaurant chain. From December 1995 to December 1996, Mr. Ryan served as President and Chief Operating Officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he also served as a Senior Vice President. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide and, from December 1993 to December 1995, he served as Senior Vice President of Taco Bell’s Casual Dining Division.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote for each nominee named in Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has retained BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending June 27, 2007. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the audit committee of our board of directors is seeking ratification of its selection of BDO Seidman, LLP from our stockholders as a matter of good corporate practice. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of BDO Seidman, LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year.

The board of directors recommends that you vote in favor of Proposal 3.

Board Meetings

During our fiscal year ended June 28, 2006, our board of directors met three times and the audit committee met five times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served), except for Mr. Spencer, who attended two of the three meetings of our board of directors held during the 2006 fiscal year. The compensation committee accomplished its business without formal meetings during the 2006 fiscal year.

Director Independence

Our board of directors has determined that each of Lawrence Goelman, Paul C. Heeschen, Greg Palmer, Richard S. Spencer, III and Timothy J. Ryan is “independent” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

Committees of the Board of Directors

The company has two standing committees, an audit committee and a compensation committee. Each member of the audit and compensation committees of the board of directors has been determined by our board of directors to be “independent.” The committees operate under written charters that are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and facilitating communication among the independent registered public accounting firm, our management and our board of directors. The audit committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to all of our employees and the independent registered public accounting firm. The audit committee also has the authority to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

The audit committee met five times during fiscal year 2006 and otherwise accomplished its business without formal meetings. During fiscal year 2006, the audit committee was composed of three members: Mr. Churm, Mr. Goelman, who served as chairman, and Mr. Ryan. Mr. Churm retired from our board of directors in September 2006, and the vacancy created by his departure was filled by Mr. Palmer, who was appointed to the audit committee effective September 14, 2006. Our board of directors has determined that each of Mr. Goelman, Mr. Ryan and Mr. Palmer is “independent” within the meaning of the enhanced independence standards contained in Nasdaq Marketplace Rule 4350(d) that relate specifically to members of audit committees. Our board of directors has also determined that each of Mr. Goelman and Mr. Ryan is qualified to serve as our “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K, and that each is independent, as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The “Report of the Audit Committee” is included in this proxy statement beginning at page 48. The audit committee charter was filed with the Securities and Exchange Commission on October 29, 2004 with the Company’s 2004 Definitive Proxy Statement.

Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors in discharging the board of director’s responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include determining the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; setting or making recommendations to the board of directors regarding compensation levels based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and

making recommendations to the board of directors regarding our overall compensation structure, policies and programs.

The compensation committee accomplished its business without formal meetings during fiscal year 2006. The members of the compensation committee are currently Mr. Goelman and Mr. Heeschen, who serves as the chairman. The “Report of the Compensation Committee on Executive Compensation” is included in this proxy statement beginning at page 46.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth several important principles regarding the activities of the board of directors and its committees as well as other matters. Our corporate governance guidelines are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Meetings of Non-Management Directors

None of the current members of the board of directors is an officer of Diedrich Coffee, Inc. Our board of directors regularly meets without any members of management present during regularly scheduled executive sessions after each board meeting.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, the members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors has reviewed and approved this code of conduct. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, and they may do so anonymously. Our code of conduct is available for viewing on the “Investor Services” segment of our website: www.diedrich.com. If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications With the Board of Directors

Our stockholders may communicate with our board of directors, a committee of our board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614. All communications will be compiled by our Corporate Secretary and forwarded to the board, the committee or the directors, as appropriate.

Director Nominations

The board of directors does not have a standing nominating committee. Consistent with the corporate governance guidelines adopted by the board, the directors of the board, all of whom are currently independent, work together to identify qualified individuals to become directors; to determine the composition of the board of directors and its committees; and to monitor and assess the effectiveness of the board of directors and its committees. With respect to the nominating process, the directors identify, screen and nominate director candidates for election by our stockholders; review director candidates recommended by our stockholders; assist in attracting qualified director candidates to serve on the board; monitor the independence of current directors and nominees; and monitor and assess the relationship between the board of directors and our management with respect to the board’s ability to function independently of management. The board of directors believes that a standing nominating committee is not necessary because there are relatively few directors on the board, which facilitates close coordination of the nomination process, and all current members of the board are independent.

The board of directors regularly assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the board uses a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the board through current directors, professional search firms, stockholders or other persons. Once the board has identified a prospective nominee, the board evaluates the prospective nominee in the context of the then-current constitution of the board and considers a number of factors, including the prospective nominee’s business, finance and financial reporting experience, as well as attributes that would contribute to an effective board of directors. The board of directors seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and the highest personal and professional ethics and values. The board of directors does not evaluate stockholder nominees differently from any other nominee.

Since the last annual meeting of stockholders, Mr. Palmer was appointed by the board of directors to fill a vacancy on the board and was nominated for election by the independent directors of the board.

Our board of directors will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time-frame discussed below on page 54 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee, and such additional information about the nominating stockholder and each nominee that may be required by applicable securities laws. Additional requirements respecting stockholder proposals are described below under the heading “Stockholder Proposals” on page 54.

Director Attendance at Annual Meetings

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. Our last annual meeting of stockholders was attended by all directors then incumbent.

Director Compensation

All of our directors are not employees and therefore receive no extra compensation as employees. Non-employee directors receive an annual fee of $12,000, which is paid quarterly. In addition, non-employee directors earn fees of $1,000 per board meeting attended in person, $500 per board meeting attended telephonically and $500 per committee meeting attended, whether in person or telephonically. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. In the fiscal year ended June 28, 2006, Mr. Goelman earned $18,500, Mr. Heeschen earned $17,000, Mr. Spencer earned $15,500, Mr. Ryan earned $11,000 and Mr. Churm, who retired from our board of directors after the end of fiscal year 2006, earned $2,500. In addition, non-employee directors are eligible to receive stock option grants under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In the fiscal year ended June 28, 2006, each person who was then a non-employee director was granted 15,000 stock options under the 2000 Equity Incentive Plan. Mr. Palmer was not compensated for service as a director in fiscal year 2006, nor did he receive stock options for that year, as he was not appointed until after the end of fiscal year 2006.

Under our 2000 Equity Incentive Plan, each non-employee director automatically receives, upon first becoming a director, a one-time grant of an option to purchase up to 15,000 shares of our common stock. The initial options vest and become exercisable with respect to 50% of the underlying shares upon the earlier of the first anniversary of the grant date or immediately before the first annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. The remaining 50% of the underlying shares vest upon the earlier of the second anniversary of the grant date or immediately before the second annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial grant, each non-employee director also automatically receives, upon re-election to our board of directors, an additional option to purchase up to 15,000 shares of our common stock. These additional options vest and become exercisable upon the earlier of the first anniversary of the grant date or immediately before the annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial and additional options, under the 2000 Equity Incentive Plan, each director, including each non-employee director, is eligible to receive other awards under the 2000 Equity Incentive Plan at the discretion of the administrator of the plan.

All non-employee director options granted under the 2000 Equity Incentive Plan have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Vesting of non-employee director options granted under the 2000 Equity Incentive Plan accelerates in certain circumstances in connection with a change in control. During the fiscal year ended June 28, 2006, an aggregate of 75,000 options to purchase shares of our common stock were issued to non-employee directors under the 2000 Equity Incentive Plan. In connection with his retirement from our board of directors in September 2006, Mr. Churm was entitled to accelerated vesting and an extended exercise period for his 30,000 outstanding stock options.

Certain Relationships and Related Transactions

On May 10, 2004, we entered into a $5,000,000 Contingent Convertible Note Purchase Agreement with Sequoia Enterprises, LP (the “Lender”). Our Chairman, Paul C. Heeschen, is the sole general partner of the Lender. Through the Lender and several other entities, Mr. Heeschen beneficially owns 1,792,033 shares, or approximately 31.7%, of our common stock. The agreement provides for us to, at our election, issue notes up to an aggregate principal amount of $5,000,000. Issued notes are amortized on a monthly basis at a rate that will repay 60% of the principal amount of each note by June 30, 2008. The remaining 40% matures on that date. Interest on outstanding amounts is payable at LIBOR plus 5.3%, and a facility fee of 1.0% annually is payable on the unused portion of the facility. The notes are convertible into our common stock only upon certain changes of control. For notes issued and repaid, warrants to purchase shares are issued with the same rights and restrictions for exercise as existed for convertibility of the notes at the time of their issuance. Warrants are issued and exercisable only in the event of a change of control and expire on June 30, 2010. As of June 29, 2005, no amounts were outstanding under the facility. During the fiscal year ended June 28, 2006, we made commitment fee payments of $49,980 to the Lender.

EXECUTIVE OFFICERS

The executive officers of Diedrich Coffee, Inc. as of October [__], 2006 are as follows:

Name	Age	Position(s) Held
Stephen V. Coffey	55	Chief Executive Officer
Sean M. McCarthy	45	Chief Financial Officer and Secretary
Matthew C. McGuinness	46	Executive Vice President of Development
Pamela J. Britton	53	Vice President and Chief Operating Officer
Steven G. Heyman	43	Vice President—Sales
Stephen W. Leach	52	Vice President—Coffee

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee, Inc.:

Stephen V. Coffey became our Chief Executive Officer in December 2005. Mr. Coffey founded Coffey Management Company, a private advisory and management services company, in 1986, and has since provided management services to several companies under its auspices. Mr. Coffey became Chief Operating Officer of Edwards Theatres, Inc., a privately held film exhibitor, in January of 2000, and served as its President from June 2000 to December 2001. While serving as an executive of Edwards Theatres, Inc., Mr. Coffey led all aspects of the company’s turnaround effort. From January 2002 to March 2003, Mr. Coffey served as a consultant to Edwards Theatres, Inc. on creditor claims litigation issues. From December 2003 to January 2005, Mr. Coffey served as

Chief Restructuring Advisor of Chevys, Inc., a privately held nationwide chain of Mexican restaurants, where he led all aspects of the restructuring of the company.

Sean M. McCarthy became our Chief Financial Officer and Secretary in January 2006, after serving as Vice President, Controller of the Company since April 2004. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting company. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d.b.a. Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a master’s degree in business administration from the University of Southern California.

Matthew C. McGuinness joined Diedrich Coffee in March 2000 as Senior Vice President and Chief Financial Officer. In October 2000, he was promoted to Executive Vice President and Chief Financial Officer. In October 2003, he was appointed Executive Vice President of Development. From May 1998 to February 2000, Mr. McGuinness was Senior Vice President—Finance and Chief Financial Officer at Denny’s, Inc., a subsidiary of Advantica Restaurant Group, Inc., a publicly traded food service company. From 1991 until May 1998, Mr. McGuinness was Vice President—Finance and Chief Financial Officer at El Pollo Loco, Inc., also a subsidiary of Advantica Restaurant Group, Inc. Mr. McGuinness earned a B.A. degree in business administration from the University of Michigan and is a certified public accountant.

Pamela J. Britton joined Diedrich Coffee in February 2001 as Vice President of Operations of our Gloria Jean’s subsidiary. She was subsequently appointed Chief Operating Officer of Gloria Jean’s, and then Vice President and Chief Operating Officer of Diedrich Coffee. From July 1999 to February 2001, Ms. Britton was Vice President of Operations for Johnny Rockets Group, Inc., a privately owned food service company. From June 1992 until June 1999, Ms. Britton served as Vice President of Operations of Cinnabon World Famous Cinnamon Rolls, a division of the publicly traded food service company AFC Enterprises, Inc.

Steven G. Heyman joined Diedrich Coffee in October 2004 as Vice President – Sales. From January 2003 to October 2004, Mr. Heyman was the Vice President of Bossa Nova Beverage Group, Inc., a privately owned beverage distribution company. From March 1999 to December 2002, Mr. Heyman worked for The Pepsi Bottling Group, Inc., a publicly held company and manufacturer, seller and distributor of carbonated and non-carbonated Pepsi-Cola beverages, first as a Director of Sales and then as a Vice President of Sales. Prior to that, Mr. Heyman worked for The Coca-Cola Company from 1986 to 1999. He worked in a variety of capacities, ultimately serving as a Senior National Account Executive from 1996 to 1999. Mr. Heyman earned a B.S. degree in marketing and business administration from San Diego State University.

Stephen W. Leach joined Diedrich Coffee in January 2000 as Director of Green Coffee Purchasing, and, in October 2004, he was promoted to Vice President – Coffee. From December 1996 to January 2000, Mr. Leach was a Trader with Royal Coffee, Inc., a private importer of specialty coffee in the United States. From January 1989 to December 1996, Mr. Leach served as Manager of Coffee Operations and later as Director of Coffee Operations for S&W Fine Foods, Inc., a division of Del Monte Foods that packs canned fruits, vegetables, beans, tomatoes, specialty products and premium coffees. From January 1978 to January 1989, Mr. Leach held various positions in the coffee importing, exporting and roasting fields. Mr. Leach earned a B.A. degree in Spanish from Elon College in North Carolina.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth compensation earned during the last three fiscal years by our Chief Executive Officer and the four most highly compensated executive officers other than our Chief Executive Officer who were serving as our executive officers at the end of the last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Compensation ($)			Long-Term Compensation; Awards; Securities; Underlying Options (#)
Stephen V. Coffey (1) Chief Executive Officer	2006	$—		$—		$394,839		—

Sean M. McCarthy (2) Chief Financial Officer and Secretary	2006 2005 2004	$177,500 155,000 22,654	$	— 20,000 6,500	$	— — —		— — —

Matthew C. McGuinness Executive Vice President of Development	2006 2005 2004	$250,000 250,000 245,192	$	— 10,000 60,000		$8,400 8,400 8,400	(3) (3) (3)	— — —

Pamela J. Britton Vice President and Chief Operating Officer	2006 2005 2004	$232,692 221,538 210,510	$	— 50,000 50,000	$	— — —		— — —

Steven G. Heyman (4) Vice President—Sales	2006 2005 2004	$151,154 101,500 —		$104,705 52,611 —	$	— — —		— — —

Roger M. Laverty (5) Former President and Chief Executive Officer	2006 2005 2004	$148,017 300,000 305,870	$	— 180,000 128,525		$312,315 31,482 20,232	(6) (7) (8)	— — —

(1)	Mr. Coffey’s engagement agreement provides for the payment to his management company of $60,000 per month. Mr. Coffey became the Chief Executive Officer of Diedrich Coffee in December 2005; accordingly, the amount paid to his management company in fiscal year 2006 reflects only partial-year compensation.

(2)	Mr. McCarthy joined Diedrich Coffee in April 2004. Accordingly, the salary and bonus paid to him in fiscal year 2004 reflects only partial-year compensation.

(3)	Payments for car allowance.

(4)	Mr. Heyman joined Diedrich Coffee in October 2004. Accordingly, the amount paid to him in fiscal year 2005 reflects only partial-year compensation.

(5)	Mr. Laverty resigned from his position with the Company on December 13, 2005. Accordingly, the salary paid to him in fiscal year 2006 reflects only partial-year compensation.

(6)	Includes $300,000 severance payment, $5,392 for medical benefits and $6,923 car allowance.

(7)	Payments for medical benefits, personal tax preparation fees, life insurance policy and car allowance.

(8)	Payments for medical benefits and car allowance.

Stock Option Grants in Fiscal Year Ended June 28, 2006

No options were granted during fiscal year 2006 to any named executive officers of Diedrich.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the number and value of unexercised options held by the following named executive officers on June 28, 2006. None of these executive officers exercised options to purchase common stock during the fiscal year ended June 28, 2006.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable (2)	Exercisable	Unexercisable (2)
Stephen V. Coffey	—	—	—	—
Sean M. McCarthy	13,333	6,667	—	—
Matthew C. McGuinness	78,750	—	—	—
Pamela J. Britton	55,000	—	5,400	—
Steven G. Heyman	6,667	13,333	—	—
Roger M. Laverty (3)	150,000	—	—	—

(1)	These amounts represent the difference between the exercise price of the in-the-money options and the market price of our common stock on June 28, 2006. The closing price of our common stock on that day on the Nasdaq Global Market was $3.11 per share. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2)	Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by us.

(3)	Mr. Laverty resigned on December 13, 2005. Under the stock option agreement between us and Mr. Laverty, 50,000 additional options vested on April 24, 2006. On the one-year anniversary of his resignation, December 13, 2006, all of Mr. Laverty’s options will expire.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

The following section describes the terms of the employment agreements and compensatory arrangements between us and those named executive officers for fiscal year 2006 who currently serve as executive officers.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS WITH CURRENT

EXECUTIVE OFFICERS

Stephen V. Coffey. Effective December 14, 2005, Mr. Coffey entered into an engagement agreement with us appointing him Chief Executive Officer. Mr. Coffey’s engagement agreement provides that his management company will be paid a fee of $60,000 per month. A one-time bonus is payable at the end of the engagement, which will be paid in the form of stock (60%) and cash (40%) in an aggregate amount equal to 5.0% of the appreciation of our total market capitalization during the term of the engagement (as measured by the increase in our stock price). In addition, if we are acquired by any person, other than a current affiliate, within 12 months of the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, the management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization.

Sean M. McCarthy. On January 1, 2006, Mr. McCarthy was promoted to Chief Financial Officer. His letter agreement with us provided for an annual base salary of $200,000 and an annual incentive bonus of up to 25% of his annual base salary. Mr. McCarthy’s current base salary is $200,000, and he receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Matthew C. McGuinness. In March 2000, Mr. McGuinness entered into an employment agreement with us appointing him Senior Vice President and Chief Financial Officer. The agreement provided for an annual base salary of $206,600 and an annual incentive bonus of up to 50% of base salary based on our and Mr. McGuinness’ performance against objectives approved by our board of directors. If terminated without cause, Mr. McGuinness is entitled to receive twelve months’ salary as severance compensation. Mr. McGuinness also received options to purchase up to 18,750 shares of our common stock at an exercise price of $15.36 per share. The options vested over three years at a rate of 33% per year. In October of 2000, Mr. McGuinness was elected to serve as our Executive Vice President and Chief Financial Officer. As a result, his employment agreement was amended to provide for an annual base salary of $250,000. In October 2003, Mr. McGuinness was appointed Executive Vice President of Development. Mr. McGuinness’ current base salary is $250,000, and he receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

Pamela J. Britton. In February 2001, Ms. Britton became Vice President of Operations for Gloria Jean’s Coffee. Her employment letter provided for an annual base salary of $175,000. During Ms. Britton’s first year of employment, she received a guaranteed bonus of $52,500. The employment letter also provides for an annual incentive bonus of up to 30% of her base salary based on our and Ms. Britton’s performance against objectives approved by our board of directors. Ms. Britton also received options to purchase up to 20,000 shares of our common stock at an exercise price $2.84. The options vested over three years at a rate of 33% per year. Upon being promoted to Vice President and Chief Operating Officer of Diedrich Coffee, Ms. Britton’s responsibilities were increased to include operational responsibility for our Diedrich Coffee, Inc., Coffee People, and Gloria Jean’s Coffee brands. Ms. Britton’s current base salary is $237,576, and she receives employee benefits consistent with our policies for other senior executives and participates in our stock option plan at the vice president level.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS WITH

FORMER NAMED EXECUTIVE OFFICERS

Roger M. Laverty. On April 24, 2003, Mr. Laverty entered into an employment agreement with us to serve as our President and Chief Executive Officer. The agreement provided for an annual base salary of $300,000 and an annual incentive bonus of up to 50% of his base salary based on our and Mr. Laverty’s performance against objectives approved by our board of directors. Mr. Laverty received employee benefits consistent with our policies for other senior executives. Mr. Laverty also received options to purchase up to 200,000 shares of our common stock at an exercise price of $3.44 per share, of which 50,000 options vested upon each of the two anniversaries of Mr. Laverty’s employment with us. Under the stock option agreement between us and Mr. Laverty, 50,000 additional options will vest on April 24, 2006, after which date no additional options will vest. On December 13, 2006, all options issued pursuant to agreements between us and Mr. Laverty will become unexercisable. Pursuant to his employment agreement, we will pay Mr. Laverty severance of $300,000 and reimburse Mr. Laverty’s payments for health insurance premiums under COBRA until the earlier of the passage of 12 months from the date of his resignation or Mr. Laverty’s resumption of full-time employment.

Martin A. Lynch. On March 26, 2004, Mr. Lynch entered into an employment agreement with us. The agreement provided for an annual base salary of $220,000 and, in the discretion of the compensation committee, a potential annual incentive bonus of approximately 50% of his base salary based on our and Mr. Lynch’s performance against objectives approved by our board of directors. Mr. Lynch received employee benefits consistent with our policies for other senior executives, and was reimbursed for his mid-week lodging expenses. Upon entering into his employment agreement, Mr. Lynch received options to purchase up to 150,000 shares of our common stock under the 2000 Equity Incentive Plan at an exercise price of $3.38 per share, all of which had vested by the time of his retirement. Because Mr. Lynch voluntarily retired, he did not receive any severance payments; however, the board of directors extended the time period in which Mr. Lynch may exercise his options to December 31, 2006.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During the fiscal year ended June 28, 2006, our compensation committee consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen, who currently serves as the committee chair. Mr. Churm retired from the board of directors after the end of fiscal year 2006. The compensation committee administers our stock option plans and sets compensation levels for our executive officers. Our executive compensation policies and programs are designed to:

•	provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

•	motivate executive officers to perform at their highest level;

•	align executive officer and stockholder interests to create stockholder value; and

•	reward executive officers for achievement of corporate and individual objectives.

To achieve these goals, our compensation committee and board of directors have established an executive compensation program consisting primarily of three integrated components: base salary, annual bonus, and stock options.

Base Salary. Base salaries for executive officers are set by our compensation committee after considering factors such as competitive environment, experience level, position, responsibility and overall contribution of the executive. Base salaries for the executive officers were established in their respective employment and letter agreements.

Annual Bonus. All executive officers, other than our current Chief Executive Officer, are eligible to receive an annual bonus. The employment and letter agreements for the executive officers, other than our current

Chief Executive Officer, provide for discretionary performance bonuses based upon our performance and the respective executive officer’s contribution to this performance.

Stock Options. The third component of the compensation program for executive officers is in the form of stock option awards. The Diedrich Coffee, Inc. 2000 Equity Incentive Plan provides for long-term incentive compensation for our employees, including executive officers. Stock option awards align the interests of executive officers with those of our stockholders by providing the officers with an equity interest in Diedrich Coffee, Inc., thereby providing incentive for the executive officers to maximize stockholder value. Option awards directly tie executive compensation to the value of our stock. Our compensation committee is responsible for determining, subject to the terms of the 2000 Equity Incentive Plan, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares subject to and the exercise price of the awards, if any, are determined based upon the individual’s position in our company, competitive company practices and the number of unvested shares already held by the individual. During the fiscal year ended June 28, 2006, the compensation committee did not grant stock options to any of our named executive officers.

Chief Executive Officer. Mr. Coffey’s engagement agreement is described above under the caption “Employment Agreements and Compensatory Arrangements—Employment Agreements and Compensatory Arrangements with Current Executive Officers.” Customarily, the process of establishing the Chief Executive Officer’s initial and continuing compensation generally parallels the process and criteria used in establishing compensation levels for other executive officers. The arrangement with our current Chief Executive Officer is not customary, but provides for an arrangement that the compensation committee believes will align Mr. Coffey’s interests with those of our stockholders and provide Mr. Coffey with appropriate incentives. Specifically, the one-time bonus that is payable at the end of his engagement will be paid in the form of stock (60%) and cash (40%). In addition, the amount of the bonus will be equal to the sum of 5.0% of the appreciation of our total market capitalization during the term of his engagement, as measured by the increase in our stock price. As a result, improving our performance and causing such improved performance to be reflected in the price of our stock will benefit both our stockholders and Mr. Coffey.

Policy with Respect to Internal Revenue Code Section 162(m). Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that may be deducted by us in any year with respect to certain of our most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. At the present time, our executive officer compensation levels, other than “performance-based compensation,” do not exceed $1 million. Our compensation committee and board of directors plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

Respectfully submitted,

Paul Heeschen, Chairman
Lawrence Goelman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended June 28, 2006, our compensation committee consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen, who currently serves as the committee chair. Mr. Churm retired from the board of directors after the end of fiscal year 2006. No member of the compensation committee was, during the fiscal year ended June 28, 2006 or at any other time, an officer or employee of Diedrich Coffee, Inc., except that Mr. Goelman served as our interim Chairman and CEO from March 1997 to November 1997. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of these other entities.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviews our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm their independence from Diedrich Coffee, Inc. and its management. The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lawrence Goelman, Chairman Timothy Ryan

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by BDO Seidman, LLP for services provided during our 2006 and 2005 fiscal years.

	2006	2005
Audit Fees	$338,000	$444,000
Audit Related Fees	14,000	—
Tax Fees	4,000	40,000
All Other Fees	—	—

Total	$356,000	$484,000

Audit Fees. The fees identified under this caption were for professional services rendered by BDO Seidman, LLP for fiscal years 2006 and 2005 in connection with the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the years identified. In addition to the amount set forth in the table above, in 2005 an aggregate of $123,000 in fees were paid to KPMG LLP, our former independent registered public accounting firm, in connection with the filing of our Form 10-K/A for the fiscal year ended June 30, 2004.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” Audit-related fees consisted primarily of fees paid for the review and issuance of consents related to our uniform franchise offering circulars.

Tax Fees. Tax fees consist principally of assistance related to tax compliance and reporting.

Approval Policy. Our audit committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm in fiscal years 2005 and 2006 were pre-approved by the audit committee.

STOCK PERFORMANCE MEASUREMENT COMPARISON

The following graph shows a comparison of the cumulative total returns for the period beginning on June 27, 2001 and ending on June 28, 2006 for:

•	our common stock;

•	the Total Return Index for the Nasdaq Stock Market (U.S. companies); and

•	the Total Return Index for Nasdaq Retail Trade Stocks.

Each of the below returns assumes an initial value of $100 and reinvestment of dividends. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

	Investment Value
	6/27/01	7/3/02	7/2/03	6/30/04	6/29/05	6/28/06
DIEDRICH COFFEE, INC.	$100.00	$77.13	$87.85	$151.52	$128.65	$85.67
NASDAQ STOCK MARKET (U.S.)	$100.00	$70.34	$78.10	$98.58	$99.24	$105.85
NASDAQ RETAIL TRADE STOCKS	$100.00	$107.95	$131.34	$196.62	$186.50	$187.72

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October [__], 2006 by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from October [__], 2006.

Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Percent Of Class (%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	1,322,594	(3)	23.6

Westcliff Capital Management, LLC 200 Seventh Avenue, Suite 105 Santa Cruz, CA 95062	1,163,560	(4)	20.9

Peninsula Capital Management, Inc. One Sansome Street, Suite 3134 San Francisco, CA 94104	545,000	(5)	10.1

D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	355,290	(6)	6.6
Paul C. Heeschen	1,792,033	(7)	31.7
Richard S. Spencer, III	1,197,310	(8)	21.4
Lawrence Goelman	66,925	(9)	1.2
Timothy J. Ryan	7,500	(10)	*
Greg Palmer	7,500	(11)	*
Stephen V. Coffey	—		*
Sean M. McCarthy	13,333	(12)	*
Matthew C. McGuinness	83,250	(13)	1.5
Pamela J. Britton	55,000	(14)	1.0
Steven G. Heyman	13,333	(15)	*
All directors and executive officers as a group (10 persons)	3,236,184	(16)	52.8

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.

(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of October 1, 2006 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(3)	Paul C. Heeschen, the chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011, and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on June 1, 2010.

(4)	Includes the beneficial ownership of Westcliff Capital Management, LLC and Richard S. Spencer III, a manager and the majority member of Westcliff Capital Management, LLC. Includes the beneficial ownership of entities for which Westcliff Capital Management, LLC is (i) the general partner and investment adviser or (ii) the investment adviser only. Westcliff Capital Management, LLC and Mr. Spencer have shared voting and investment power as to all shares. Includes 208,331 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011. Mr. Spencer is a member of our board of directors.

(5)	Includes 41,666 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011. According to the Schedule 13G/A, filed on June 26, 2006: (i) the securities are held in the account of Peninsula Fund, L.P. (“Peninsula Fund”), a private investment fund; (ii) Peninsula Capital Management, Inc. may be deemed to have beneficial ownership of such securities by virtue of its role as the general partner of Peninsula Fund; and (iii) Scott Bedford may be deemed to have beneficial ownership of such securities by virtue of his role as the majority owner of the general partner of Peninsula Fund.

(6)	Paul C. Heeschen, the Chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

(7)	Includes (i) 1,322,594 shares beneficially owned by Sequoia Enterprises, LP (250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011 and 4,219 shares subject to warrants that may be exercised if a change in control event occurs and will expire on June 1, 2010), (ii) 355,290 shares beneficially owned by D.C.H., LP and (iii) 63,978 shares beneficially owned by Redwood Enterprises VII, LP. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 43,671 shares owned personally by Mr. Heeschen (42,500 shares subject to options that are exercisable within 60 days), 6,250 shares held by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares.

(8)	Includes (i) 1,163,560 shares beneficially owned by Westcliff Management, LLC (see footnote 4 above), and (ii) 33,750 shares personally owned by Mr. Spencer, which are subject to options that are exercisable within 60 days.

(9)	Includes 63,750 shares subject to options that are exercisable within 60 days. This number does not include 21,125 shares held by the Virginia R. Cirica Trust. Ms. Cirica is Mr. Goelman’s wife. Mr. Goelman disclaims any beneficial interest in the Virginia R. Cirica Trust, except to the extent to which Mr. Goelman is a contingent beneficiary under the terms of that trust.

(10)	Includes 7,500 shares subject to options that are exercisable within 60 days.

(11)	Includes 7,500 shares subject to options that are exercisable within 60 days.

(12)	Includes 13,333 shares subject to options that are exercisable within 60 days.

(13)	Includes 78,750 shares subject to options that are exercisable within 60 days.

(14)	Includes 55,000 shares subject to options that are exercisable within 60 days.

(15)	Includes 13,333 shares subject to options that are exercisable within 60 days.

(16)	Includes 777,964 shares subject to options and warrants that are exercisable within 60 days.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that during our fiscal year ended June 28, 2006, all Section 16 reporting persons complied with all applicable filing requirements.

Independent Registered Public Accounting Firm

KPMG LLP was previously our independent registered public accounting firm. On October 26, 2004, the Audit Committee approved the dismissal of KPMG LLP as our independent registered public accounting firm upon the acceptance by BDO Seidman, LLP of its appointment to serve in such capacity. The decision to change independent registered public accounting firm was recommended and approved by the Audit Committee.

The audit reports of KPMG LLP on the consolidated financial statements of Diedrich Coffee, Inc. as of and for the fiscal years ended June 30, 2004 and July 2, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on our 2003 financial statements contained an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets as required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective June 28, 2001.

In connection with the audits of the fiscal years ended June 30, 2004 and July 2, 2003 and the subsequent interim period through October 26, 2004, there were no disagreements or reportable events with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement or reportable event, except as described below:

In performing its audit of our consolidated financial statements for the year ended June 30, 2004, KPMG noted a matter involving our internal controls that it considered to be a reportable condition. A “reportable condition,” which may or may not be determined to be a material weakness, involves matters relating to significant deficiencies in the design or operation of internal controls that, in KPMG’s judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. The reportable conditions, which we did not consider to be material weaknesses, noted that we do not have adequate internal controls over the application of new accounting principles or the application of existing accounting principles to new transactions. Specifically, KPMG noted that in the fourth quarter of fiscal year 2004 we had recognized $113,000 in franchise revenue related to a terminated area development agreement when it should have been recognized in the first fiscal quarter, which resulted in us having to restate our first fiscal quarter results. It also noted that we had not fully addressed the impact of accounting for the warrants associated with the convertible debt issued in May 2004, and had not timely completed the assessment necessary to implement Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” We have authorized KPMG to respond fully to the inquiries of BDO Seidman, LLP regarding the events described above.

For the fiscal year ended June 30, 2004 and the subsequent interim period through October 26, 2004, we did not consult with BDO Seidman, LLP regarding the application of accounting principles to a specified transaction, type of audit opinion that might be rendered on our financial statements, or any other accounting, auditing or reporting matters.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 26, 2006 is incorporated by reference. Based on Securities and Exchange Commission regulations, the reports of the compensation committee and audit committee, beginning on pages 46 and 48, respectively, and the stock performance graph on page 49 of this proxy statement, are not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2006 annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling our Investor Relations department at (949) 260-1600.

Availability of Additional Information

Copies of our 2006 Annual Report have been distributed to stockholders. Additional copies and additional information is available upon request without charge by calling Investor Relations at (949) 260-1600, or by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations.

Stockholder Proposals

2006 Annual Meeting Proposals

If a proponent of a proposal fails to notify us within a reasonable time before we mail proxy statements for the 2006 Annual Meeting, then we will be allowed to use our discretionary voting authority under proxies solicited by the board of directors when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be made at our upcoming annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

2007 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our annual meeting of stockholders following our 2007 fiscal year under Rule 14a-8 must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement no later than [                    ]. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws, as discussed above, and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting within a reasonable time before we begin to print and mail proxy materials, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card.

By order of the board of directors,

Paul C. Heeschen Chairman of the Board of Directors

Irvine, California

November [    ], 2006

ANNEX A

AGREEMENT OF PURCHASE AND SALE OF ASSETS

by and between

STARBUCKS CORPORATION,

as Buyer

DIEDRICH COFFEE, INC.,

as Seller

and COFFEE PEOPLE, INC.

September 14, 2006

– i –

TABLE OF CONTENTS

(Continued)

– ii –

TABLE OF CONTENTS

(Continued)

– iii –

SCHEDULES

Schedule 1.0	Subject Locations
Schedule 1.3	Ground Lease Subject Locations
Schedule 1.5	Knowledge Personnel
Schedule 2.1(a)	Assumed Leases and Occupancy Agreements
Schedule 2.1(c)	Prepaid Items
Schedule 2.1(d)	F&E
Schedule 2.1(e)	Assumed Permits
Schedule 2.3	Assumed Liabilities
Schedule 3.0	Schedule of Exceptions
Schedule 5.10	Allocation Schedule
Schedule 6.2	Required Approvals and Consents
Schedule 6.3(h)	Encumbrances

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Consent to Assignment of Lease
Exhibit E	Chart of Terms for Lease and Agreement Amendments
Exhibit F-1	Form of Certificate of Seller
Exhibit F-2	Form of Certificate of Buyer

– iv –

AGREEMENT OF PURCHASE AND SALE OF ASSETS

This Agreement is made as of September 14, 2006, by and between Starbucks Corporation, a Washington corporation (“Buyer”), Diedrich Coffee, Inc., a Delaware corporation (“Seller”) and Coffee People, Inc., an Oregon corporation (“Coffee People”).

RECITAL

Subject to the terms and conditions set forth in this Agreement, Seller and Coffee People desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller and Coffee People, Seller’s and Coffee People’s entire right, title and interest in and to the leasehold interests and occupancy rights under the leases and occupancy agreements set forth on Schedule 2.1(a) and other specifically identified tangible assets and properties used in connection with the operation of the retail stores owned or operated by Seller and Coffee People, respectively, under the Diedrich Coffee and Coffee People brands, all as listed on Schedule 1.0, as it may be amended from time to time (the “Subject Locations”).

ARTICLE 1

DEFINITIONS

For purposes of this Agreement and the attached schedules and exhibits, certain initially capitalized terms have the meanings ascribed to them in Article 1. Other terms are defined in the body of this Agreement.

“Acquisition Assets” has the meaning set forth in Section 2.1.

“Additional Assessment” has the meaning set forth in Section 5.14(a).

“Affiliate” with respect to any party, means any person or entity controlling, controlled by, or under common control with, such party, including but not limited to any subsidiary of such party.

“Allocation Schedule” has the meaning set forth in Section 5.10.

“Applicable Laws” mean all laws, regulations, ordinances and other restrictions of foreign, federal, state and local governments and agencies regulating or otherwise affecting Buyer, Seller, Coffee People, the Subject Locations or the Acquisition Assets, including, without limitation, those regulating or affecting employee health and safety, discharge of pollutants or wastes, consumer protection and employee benefit plans.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C.

“Assumed Leases and Occupancy Agreements” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Permits” has the meaning set forth in Section 2.1(e).

“Assumption Time” has the meaning set forth in Section 2.3.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Seattle, Washington are closed.

“Buyer” means Starbucks Corporation, a Washington corporation.

“Buyer Group” has the meaning set forth in Section 5.2.

“Buyer’s Cap” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.4(d).

“Closing” has the meaning set forth in Section 2.9(a).

“Closing Date” has the meaning set forth in Section 2.9(a).

“COBRA” has the meaning set forth in Section 3.15.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffee People” means Coffee People, Inc., an Oregon corporation.

“Consent to Assignment of Lease” means the Consent to Assignment of Lease agreed to between Buyer and Seller or Coffee People, as applicable, substantially in the form attached hereto as Exhibit D (to obtain all applicable landlord’s, sublandlord’s, ground lessor’s or other applicable contract party’s signature thereon) and providing for the assignment to Buyer of the lease or occupancy agreement for each Subject Location, together with estoppel, release and consent provisions in connection therewith.

“Encumbrance” means any claim, lien, charge, security interest, pledge, mortgage or any other restriction or encumbrance of any kind or nature.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Assessment” has the meaning set forth in Section 5.14(a).

“Environmental, Health and Safety Liabilities” mean any cost, damages expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental body or any other person or entity) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).

“Environmental Law” means as of the date of the Closing any and all civil, criminal and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, approvals, authorizations and other requirements, directives, consents and obligations lawfully imposed by any Governmental Entity pertaining to the protection of the Environment, protection of ecology, protection of public health, protection of worker health and safety, and/or the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of Hazardous Materials, and regulations, guidelines, and policies promulgated under any of the foregoing, including, but not limited to, requirements that relate to:

(a) notifying appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Violation” has the meaning set forth in Section 5.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant thereto.

“ERISA Affiliate” means the Seller, any subsidiary of Seller and, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), any trade or business (whether or not incorporated) that is or, at any relevant time, was treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.7.

“Escrow Agreement” has the meaning set forth in Section 2.7.

“Escrow Fund” has the meaning set forth in Section 2.7.

“Escrow Period” has the meaning set forth in Section 2.7.

“Excluded Agreements” has the meaning set forth in Section 2.2(c).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“F&E” has the meaning set forth in Section 2.1(d).

“Governmental Entity” means any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

“Ground Leases” means the Assumed Leases and Occupancy Agreements relating to the Ground Lease Subject Locations.

“Ground Lease Improvements” shall have the meaning set forth in Section 2.1(f).

“Ground Lease Subject Locations” means the Subject Locations on Schedule 1.3.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Acquisition Assets or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Subject Locations.

“Hazardous Material” means any substance, material or waste which is regulated by any governmental body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” has the meaning set forth in Section 2.1(b).

“Indemnified Party” means the party that is entitled, or is seeking, to be indemnified under this Agreement.

“Indemnifying Party” means the party required to indemnify, or against which indemnification is sought, under this Agreement.

“JAMS” has the meaning set forth in Section 7.4(f).

“Knowledge of Seller” means the actual knowledge of such matter of any officer of Seller set forth on Schedule 1.5. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter; (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such person; or (iii) such fact, circumstance, event or other matter is explicitly set forth in one or more documents (whether written or electronic) contained in books and records of Seller that, based upon the historical practices of Seller, would be reviewed by a person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

“Lease and Agreement Amendment” means the Lease and Agreement Amendments for each lease or occupancy agreement with respect to each Subject Location containing substantially the terms set forth on the Exhibit E.

“Liability” means all liabilities, indebtedness, obligations (contractual, statutory or otherwise) or guarantees of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or yet to become due, vested or unvested, executory, determined, determinable or otherwise.

“Loss” means any loss, demand, action, cause of action, claim, diminution in value, assessment, damage, fine, penalty, lost profits, Liability, cost (including but not limited to costs of cleanup, containment or other remediation), expense or other losses, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, costs of investigation and reasonable attorneys’, accounting and expert fees).

“Material Adverse Effect” means any event, circumstance, change or effect that individually or in the aggregate has or is reasonably likely to have a material adverse effect on (i) the physical condition, use or operation of the Acquisition Assets taken as a whole, (ii) the ability of Buyer to operate the Subject Locations as Buyer’s coffee stores in a manner consistent with Seller’s and Coffee People’s past practice in operating Seller’s and Coffee People’s coffee stores, (iii) the Assumed Liabilities, or (iv) the ability of Seller to perform its obligations under this Agreement or to consummate transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which Seller and Coffee People operate generally; (2) general economic or political conditions (including those affecting the securities markets); (3) the public announcement of this Agreement or of the consummation of the transactions contemplated by this Agreement; (4) acts of war (whether or not declared), sabotage or terrorism or military actions or the escalation thereof; or (5) any changes in Applicable Laws, regulations or accounting rules.

“Maximum Aggregate Purchase Price” has the meaning set forth in Section 2.5.

“Negative Value Subject Location” has the meaning set forth in Section 2.5.

“Non-Competition Amount” has the meaning set forth in Section 2.5.

“Occupational Safety and Health Law” means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Payment Obligations” has the meaning set forth in Section 5.12.

“Permits” means any license, certificate, permit, approval, franchise or registration issued by a Governmental Entity.

“Permits and Approvals” has the meaning set forth in Section 5.5.

“Permitted Liens” mean (i) statutory liens for current Taxes or assessments not yet due and payable, (ii) terms and conditions of the Assumed Leases and Occupancy Agreements, as amended by the Lease and Agreement Amendments, (iii) items specified on Schedule 2.3, (iv) the rights of the parties pursuant to this Agreement, the Transaction Documents and any other instruments to be delivered hereunder, (v) standard exceptions listed on any Title Policy procured and delivered to Buyer, and (vi) any other Encumbrances related to the Acquisition Assets that are specifically and fully set forth in a schedule or exhibit attached to this Agreement identifying each Acquisition Asset to which the Encumbrance relates, if and to the extent such Encumbrances are accepted by Buyer at or prior to Transfer to Buyer; provided, that, without limiting the specificity of the foregoing, the term Permitted Liens will not include any materialmen’s, mechanic’s or other similar statutory liens applicable to the Subject Locations.

“Person” means an individual, partnership (general or limited), corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental authority.

“Phase I” has the meaning set forth in Section 5.14(a).

“Post-Closing Transfer” has the meaning set forth in Section 6.5.

“Prepaid Items” has the meaning set forth in Section 2.1(c).

“Purchase Price” has the meaning set forth in Section 2.6.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Release Date” has the meaning set forth in Section 7.1.

“Remaining Subject Locations” has the meaning set forth in Section 6.5.

“Representative” means any officer, director, principal, attorney, agent, employee or other representative.

“Returns” has the meaning set forth in Section 3.8.

“Seller” means Diedrich Coffee, Inc., a Delaware corporation.

“Seller Group” has the meaning set forth in Section 7.3.

“Seller’s Cap” has the meaning set forth in Section 7.4(a).

“Stockholder Meeting” has the meaning set forth in Section 5.15.

“Subject Locations” has the meaning set forth in the RECITAL.

“Superior Offer” has the meaning set forth in Section 5.2(d).

“Tax” means any and all federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation (i) income, estimated income, business, occupation, franchise, property, payroll, personal property, real property, sales, value added, transfer, use, excise, employment, commercial rent, occupancy, franchise or withholding taxes and (ii) any premium, interest, penalties and additions in connection therewith.

“Termination Date” has the meaning set forth in Section 6.4.

“Third Party Claim” has the meaning set forth in Section 7.4(d).

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threshold” has the meaning set forth in Section 7.4(a).

“Title Company” means the title company that will issue the Title Policies.

“Title Policies” means a leasehold policy of title insurance on the standard form issued in the State of Oregon with respect to each of the Ground Leases, each in (i) amounts reasonably acceptable to Buyer, and (ii) showing only Permitted Liens.

“Transaction Documents” means the Escrow Agreement, Bill of Sale and the Assignment and Assumption Agreement.

“Transfer” has the meaning set forth in Section 2.1.

“Transfer Premium Subject Location” means a Subject Location for which the applicable lease requires the payment to the landlord of any consideration, or portion thereof, that Seller is entitled to receive from Buyer pursuant to this Agreement.

“Transfer Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any acquisition of any of the Acquisition Assets, any acquisition of Seller that would include any of the Acquisition Assets or any merger or consolidation with or involving Seller that would include any of the Acquisition Assets.

ARTICLE 2

THE TRANSACTION

2.1 Acquisition Assets. At the Closing (or a Post-Closing Transfer in accordance with the terms of this Agreement), and subject to Seller’s ability to retain certain Subject Locations in accordance with Section 2.5, Seller will (and will cause Coffee People to) sell, assign, convey, transfer and deliver (“Transfer”) to Buyer all of Seller’s and Coffee People’s right, title and interest in the following assets (the “Acquisition Assets”):

(a) the leases and occupancy agreements listed on Schedule 2.1(a) (the “Assumed Leases and Occupancy Agreements”);

(b) all fixtures, alterations or modifications that are attached to the Subject Locations and owned by Seller, except for photographs, pastry cases, menu boards, signage and any items that contain the Coffee People and Diedrich Coffee trademarks or tradenames (“Improvements”);

(c) all credits, security deposits, prepaid expenses and prepaid items related to the Assumed Leases and Occupancy Agreements or otherwise relating to the operation of the Subject Locations, including but not limited to those listed on Schedule 2.1(c) (“Prepaid Items”);

(d) (x) all sinks, freezers (including walk-in freezers) and refrigerators, (y) with respect to store number 1116, identified on row 27 of Schedule 1.0 (the San Juan Capistrano store), the custom kitchen hood attached to the wall of such Subject Location, and (z) all other equipment specifically set forth on Schedule 2.1(d) (“F&E”);

(e) to the extent assignable to Buyer, all Permits (excluding liquor licenses) specifically listed on Schedule 2.1(e) (“Assumed Permits”); and

(f) any buildings, structures or other improvements located at or on the Ground Lease Subject Locations (the “Ground Lease Improvements”).

2.2 Assets Not Being Acquired. Other than the assets specifically set forth in Section 2.1, no other assets are to be sold and delivered to Buyer (the “Excluded Assets”). By way of example and not in limitation of the foregoing, the parties hereto expressly agree that the Excluded Assets include:

(a) any rights or assets related to Seller’s or Seller’s Affiliates’ franchise business, or operations or any other lines of business that do not involve the operation of the Subject Locations (collectively, the “Excluded Business”);

(b) Seller’s or Coffee People’s intellectual property, intellectual property rights and other intangible assets, including, without limitation, Seller’s or Coffee People’s trade names, trademarks, logos, patents, copyrights, trade secrets and business methods;

(c) any customer, supplier and service agreements (the “Excluded Agreements”); and

(d) all claims for refund of Taxes and other governmental charges of whatever nature paid by Seller or Coffee People related to the Acquisition Assets for periods prior to the date at which such Acquisition Assets were Transferred to Buyer, except amounts paid for Assumed Permits.

2.3 Assumed Liabilities. At the Closing or a Post-Closing Transfer (as applicable, the “Assumption Time”), Buyer will assume only the following Liabilities of Seller and Coffee People (the “Assumed Liabilities”):

(a) all Liabilities under the Assumed Leases and Occupancy Agreements, as amended by the Lease and Agreement Amendments, and under the Assumed Permits, in each case only to the extent (i) related to Subject Locations actually Transferred to Buyer at the Closing or the applicable Post-Closing Transfer and (ii) related to or arising out of events or circumstances occurring after the applicable Assumption Time (but excluding any Liabilities under any Assumed Lease or Occupancy Agreement which are not set forth therein and that become due after the applicable Assumption Time but arise out of or are based on or calculated on the basis of events or circumstances occurring prior to the applicable Assumption Time);

(b) all Liabilities accruing, arising out of, related to or resulting from the ownership, use, operations or maintenance of the Improvements, F&E and Ground Lease Improvements after the applicable Assumption Time;

(c) all Liabilities for Taxes relating to the ownership or operation of the Acquisition Assets after the applicable Assumption Time; and

(d) the items specified on Schedule 2.3, to the extent they relate to the Acquisition Assets actually acquired by Buyer at the Closing or the applicable Post-Closing Transfer.

2.4 Excluded Liabilities. Other than the Assumed Liabilities, Buyer will not assume any Liability relating to or arising out of or in connection with the Excluded Business, or any other Liabilities of Seller or Coffee People, including without limitation (the “Excluded Liabilities”):

(a) any Liability relating to or arising out of or in connection with the Excluded Assets; or

(b) any Liability relating to or arising out of or in connection with the Excluded Agreements, including but not limited to any termination, cancellation or similar fees, or other costs or damages, associated with Seller’s cancellation or termination of the Excluded Agreements or other services at the Subject Locations in accordance with Section 5.1(d).

2.5 Determination of Subject Locations. Upon execution of this Agreement, Schedule 1.0 will contain an initial list of all Subject Locations, and the Purchase Price applicable to the Transfer of each Subject Location pursuant to this Agreement. Subject to the other provisions of this Section 2.5, prior to the Closing or a Post-Closing Transfer, Buyer and Seller may mutually agree to delete Subject Locations from Schedule 1.0 (and appropriately adjust the Maximum Aggregate Purchase Price), provided, that Buyer may elect to delete a Subject Location from Schedule 1.0 in the event that, prior to the applicable Assumption Time such Subject Location is adversely affected by fire, flood, earthquake or other force majeure that causes the physical condition of such Subject Location to be substantially different from the condition of such Subject Location prior to such event. The aggregate Purchase Price for (i) all Subject Locations not designated on Schedule 1.0 as having a negative value (each, a “Negative Value Subject Location”), prior to any deletions or adjustments pursuant to this Agreement, is $13,400,000 and (ii) the non-competition covenant set forth in Section 5.8(a) is $120,000 (the “Non-Competition Amount”), for total maximum aggregate purchase consideration of $13,520,000 (the “Maximum Aggregate Purchase Price”), provided, that the Purchase Price applicable to a Subject Location actually Transferred to Buyer will be increased by the amount of any Prepaid Items set forth on Schedule 2.1(c) attributable to such Subject Location, and provided, further, that Seller may elect to retain and not Transfer, at any time prior to the Termination Date, any Subject Locations listed on Schedule 1.0 (i) designated under the column entitled “Transfer Premium Subject Location,” where the landlord does not waive or amend the payment to the landlord of any consideration, or portion thereof, that Seller is entitled to receive from Buyer pursuant to this Agreement and neither Seller nor Buyer agrees to make such payment to the landlord, (ii) that is a Negative Value Subject Location, or (iii) if the applicable landlord, in exchange for providing a Consent to Assignment of Lease or a Lease and Agreement Amendment, requests any payment from Seller or Buyer (other than payments in respect of a Transfer Premium Subject Location, which are covered by (i) above) and neither Seller nor Buyer agrees to settle such payment with the applicable landlord. If Seller elects to retain any Subject Location that is not a Negative Value Subject Location pursuant to this Section 2.5, then the Maximum Aggregate Purchase Price will be decreased by the amount of value allocated to it in Schedule 1.0. If Seller elects to retain any Negative Value Subject Location, such election will have no effect on the Maximum Aggregate Purchase Price. If Seller elects to Transfer any Negative Value Subject Location, such Transfer will have the effect of decreasing the Maximum Aggregate Purchase Price in accordance with the negative value attributed to such Negative Value Subject Location in Schedule 1.0. For the avoidance of doubt and by way of example only, if Seller elects to Transfer to Buyer store number 1103 (the Costa Mesa store, having a value of ($85,000) (a negative value)) listed on Schedule 1.0 at the Closing, the aggregate Purchase Price payable for all Subject Locations transferred to Buyer at the Closing will be reduced by $85,000. Buyer and Seller acknowledge and agree that, notwithstanding any other provision of this Agreement, no Negative Value Subject Location will be Transferred to Buyer unless and until a number of Subject Locations equal to the difference between (x) 25 and (y) the number of Subject Locations designated on Schedule 1.0 as Transfer Premium Subject Locations, have been Transferred to Buyer.

2.6 Purchase Price. At the Closing and at each Post-Closing Transfer, for each Subject Location Transferred at the applicable Assumption Time, Buyer will (i) pay to Seller the amount set forth on Schedule 1.0 opposite each Subject Location (the amount set forth on Schedule 1.0 with respect to each Subject Location, the “Purchase Price”), plus an amount equal to the Prepaid Items attributable to such Subject Location that is Transferred to Buyer and less the applicable portion of the Escrow Fund to be deposited with the Escrow Agent at the Closing or the Post-Closing Transfer and (ii) assume the Assumed Liabilities relating to each Subject Location being Transferred at the Closing or a Post-Closing Transfer. At the Closing, Buyer will also pay the Non-Competition Amount (less the portion of the Non-Competition Amount contributed to the Escrow Fund) to Seller. All payments to Seller at the Closing and any Post-Closing Transfer will be paid in accordance with wire transfer instructions provided in writing by Seller at least six (6) Business Days prior to the Closing or the Post-Closing Transfer, as applicable.

2.7 Escrow. At the Closing and thereafter until the Release Date (the “Escrow Period”), subject to the other provisions of this Agreement and the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), 10% of the total Purchase Price paid to Seller with respect to Subject Locations (including any Prepaid Items and the Non-Competition Amount) transferred to Buyer at the Closing and any Post-Closing Transfer (the “Escrow Fund”) will be deposited with and held in escrow by Greater Bay Trust Company (or other institution mutually selected by Buyer and Seller) as escrow agent (the “Escrow Agent”) to secure the accuracy and full and timely performance of Seller’s representations, warranties, covenants and agreements, and

Seller’s other indemnity obligations under this Agreement. Seller’s indemnity obligations pursuant to this Agreement will be satisfied first from the Escrow Fund to the extent the Escrow Fund is sufficient to do so, and thereafter Buyer may seek recovery from Seller directly. Buyer and Seller will share equally in the payment of any fees to the Escrow Agent for the maintenance and administration of the Escrow Fund.

2.8 Employees.

(a) Subject to the Closing, Buyer will offer employment to all hourly non-management (below assistant store manager level) store employees of Seller or Coffee People (as applicable) at each Subject Location actually Transferred to Buyer who are in good standing, without conducting employment interviews. Employees in “good standing” are those whose most recent performance evaluations by Seller or Coffee People, as applicable, indicate performance at a satisfactory level or higher, and who are not former employees of Buyer identified on Buyer’s internal records as ineligible to be rehired by Buyer. Buyer and Seller will mutually agree on a plan for Buyer to interview employees at the assistant store manager level and higher. Buyer is not obligated to hire any such management employees of Seller or Coffee People. Within ten (10) Business Days after execution of this Agreement, Buyer and Seller will mutually agree on a plan to facilitate informational sessions for Seller’s or Coffee People’s employees who currently work at the Subject Locations. The content of any such informational sessions will be at Buyer’s discretion, and at locations and times to be determined by Buyer. Seller is and will remain solely responsible for any pension, severance, bonus, overtime pay and other compensation, benefits (including but not limited to workers’ compensation benefits), perquisites or payments incurred in connection with Seller’s or Coffee People’s termination of any of its employees, whether or not they are re-hired by Buyer, including but not limited to accrued vacation, sick time, sick pay, personal leave and compensatory time, none of which will be assumed by Buyer.

(b) Seller will be responsible for any notice required under or obligations and/or liabilities associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101-2109), and any Applicable Law related to any closings, mass layoff, relocation or severance associated with Seller’s or Coffee People’s employees, which takes place or arises on or before the Closing or the applicable Post-Closing Transfer, as applicable.

(c) Seller will be responsible for any group health plan continuation or conversion coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA and the regulations thereunder, or Applicable Laws with respect to Seller’s or Coffee People’s employees due to a qualifying event occurring on or before the Closing or a Post-Closing Transfer, as applicable.

2.9 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement will be held not later than the Termination Date, except as provided in this Section 2.9 and shall take place ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, the next Business Day) provided that the conditions to Closing set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, or on such other date that the parties mutually agree, provided, further, that, if the Closing is to occur more than ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, then the next Business Day), Buyer must be in compliance with Section 5.13(b), as determined by Seller in its reasonable discretion (the “Closing Date”). The Closing and each Post-Closing Transfer will be held at the offices of DLA Piper US LLP, 701 5th Avenue, Suite 7000, Seattle, WA 98104. Post-Closing Transfers may occur in accordance with Section 6.5 hereof.

(b) Buyer may give written notice to Seller if Buyer deems the conditions to the Closing set forth in Sections 6.3(b), 6.3(d) and 6.3(f) to have been satisfied or waived, or to be within Seller’s or Buyer’s control to satisfy at any time, (such notice, the “Pre-Closing Notification”). Delivery of the Pre-Closing Notification by Buyer, and Seller’s receipt of such Pre-Closing Notification, serves a notice purpose only and will not constitute an acknowledgement by Buyer or Seller or give rise to any inference or estoppel on the part of Buyer or Seller that any or all of the other Closing conditions have been satisfied in accordance with this Agreement. Buyer and

Seller will exercise commercially reasonable efforts to close the Transfers contemplated therein within ten (10) Business Days after Buyer gives such Pre-Closing Notification, if ever, subject to the provisions of Article 6 of this Agreement, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations.

(c) At the Closing and at each Post-Closing Transfer, in addition to the documents to be delivered to Buyer pursuant to Article 6, Seller shall deliver or cause to be delivered to Buyer: (i) physical possession of the F&E in connection with the Subject Locations being Transferred; (ii) executed assignments or transfers of the Assumed Permits; (iii) an executed Bill of Sale, in the form attached as Exhibit B; and (iv) an executed Assignment and Assumption Agreement, in the form attached as Exhibit C.

(d) At the Closing and at each Post-Closing Transfer, in addition to the documents to be delivered to Seller pursuant to Article 6, Buyer shall deliver or cause to be delivered to Seller (i) the Purchase Price applicable to the Subject Locations being Transferred minus the amount of the Escrow Fund, by wire transfer of immediately available funds, and (ii) the executed Assignment and Assumption Agreement. In addition, Buyer shall deliver the Escrow Fund to the Escrow Agent at Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Representations of Seller. Except as otherwise set forth in the Schedule of Exceptions attached hereto as Schedule 3.0, the following representations and warranties are made by Seller as set forth below as of the date of this Agreement, and as of the Closing and each Post-Closing Transfer. The paragraph numbers in the Schedule of Exceptions will correspond to the paragraph numbers in this Agreement; provided, however, that any information disclosed therein under any Schedule number shall be deemed to be disclosed and incorporated into any other paragraph or section number in the Schedule of Exceptions where such disclosure would be appropriate and where the purpose of disclosure in another section is readily apparent on the face of the disclosure.

3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in California and Oregon. Coffee People is a wholly-owned subsidiary of Seller, all of the officers and directors of Coffee People are officers of Seller. Coffee People is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Coffee People is duly qualified to do business and is in good standing in Oregon.

3.2 Authority Relative to Agreements. Subject to receiving stockholder approval, Seller has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and all other agreements in connection with the transactions contemplated hereby to which Seller is or will be a party, and has the requisite corporate power and authority to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other agreements by Seller and the consummation by Seller of such transactions have been duly authorized by the Board of Directors of Seller and by all required board and shareholder action of Coffee People. This Agreement has been duly executed and delivered by Seller, and, after receiving stockholder approval, will constitute a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflicts. Seller is not subject to, or obligated under, any provision of (i) Seller’s certificate of incorporation or bylaws, (ii) any agreement, arrangement, or understanding to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, (iii) any Permit, or (iv) any Applicable Law, that would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any Encumbrance on any of the Acquisition Assets would be created, by Seller’s execution, delivery, and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby.

3.4 No Consents. Except as will be delivered at or prior to the Closing or the relevant Post-Closing Transfer, as applicable, and except as described on Schedule 6.2, no authorization, consent, or approval of, or filing with, any governmental body, court, other authority or third party is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

3.5 Compliance with Laws; Permits. Except with respect to tax matters (which are addressed in Section 3.8), environmental matters (which are addressed in Section 3.11) and labor and employment matters (which are addressed in Section 3.15) Seller and Coffee People and their respective Representatives have complied in all material respects with all Applicable Laws related to the Acquisition Assets and the Assumed Liabilities, and there are no claims, investigations or proceedings pending, or to the Knowledge of Seller reasonably expected or threatened, against Seller or Coffee People alleging a violation of any Applicable Law and Seller has no basis to expect any such claim, investigation or proceeding. Each of Seller and Coffee People holds and is in compliance in all material respects with all Permits required for the conduct of its business at the Subject Locations.

3.6 Real Estate Leases/Occupancy Agreements/Ground Leases.

(a) Schedule 2.1(a) of the Agreement sets forth a list of the Assumed Leases and Occupancy Agreements, in each case, setting forth (i) the parties thereof and the date and term of each of the leases and occupancy agreements, (ii) the street address of each property covered thereby, and (iii) the aggregate amount of rent, deferred rent, CAM, taxes and insurance paid to the applicable landlord during the thirteen (13) fiscal periods ending July 26, 2006 under such lease or occupancy agreement (each fiscal period is four (4) weeks). The Assumed Leases and Occupancy Agreements are in full force and effect, Seller or Coffee People has a valid and existing leasehold or occupancy interest under each such lease or occupancy agreement for the term set forth therein, and a valid right to occupy the Subject Location for each such lease or occupancy agreement in the manner described in such lease or occupancy agreement for the term set forth therein, and neither Seller nor Coffee People nor to the Knowledge of Seller any other party thereto is in default or breach under any such leases or occupancy agreements. To the Knowledge of Seller no event has occurred that, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such leases or occupancy agreements. During the prior 12 months, neither Seller nor Coffee People has asserted any written claim against the other party under any Assumed Lease and Occupancy Agreement.

(b) Neither Seller nor Coffee People has received any written notice of any condemnation proceeding with respect to any of the Subject Locations.

(c) Other than the leasehold interests, neither Seller nor Coffee People has any right, title or interest in or to any buildings or structures at the Subject Locations, except for the Ground Lease Improvements, and no such buildings or structures are under construction.

(d) To the Knowledge of Seller, the Assumed Leases and Occupancy Agreements are assignable to Buyer without payment of any fee that is not set forth in the Assumed Leases and Occupancy Agreements.

(e) Seller or Coffee People has fee title to the Ground Lease Improvements.

3.7 Good Title to the Acquisition Assets; Condition of F&E. Seller or Coffee People owns the Acquisition Assets free and clear of all Encumbrances other than Permitted Liens. Seller or Coffee People leases the Subject Locations under leases and occupancy agreements as previously delivered to Buyer. All F&E Transferred to Buyer at Closing and any Post-Closing Transfer is in good working order and has no material deferred maintenance obligations.

3.8 Tax Matters.

(a) Either Seller or Coffee People has prepared and timely filed all federal, foreign, state, county and local income, excise, property, sales, employment-related wages and benefits, and other Tax returns, estimates, information statements and reports (“Returns”) required to be filed by Seller or Coffee People or in respect of the Acquisition Assets for any period ending on or before the Closing, and all such returns are true, complete and correct and have been completed in accordance with applicable law.

(b) All Taxes due and payable by Seller have been paid and all Taxes due and payable by Coffee People with respect to the Acquisition Assets have been paid.

(c) There is no tax deficiency outstanding and neither Seller nor Coffee People has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Acquisition Assets.

(d) Neither Seller nor Coffee People has received notice of any unresolved questions or claims concerning its Tax liability related to the Acquisition Assets.

3.9 No Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or Coffee People is a party or otherwise binding on Seller, Coffee People or the Acquisition Assets that has or reasonably could be expected to have the effect of prohibiting or impairing the Buyer’s ability to own and operate the Acquisition Assets in a similar manner as presently conducted by Seller and Coffee People.

3.10 Litigation. There are no claims, suits, actions, arbitrations, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller or Coffee People that could reasonably be expected to have any adverse effect upon the Acquisition Assets. Neither Seller nor Coffee People is subject to any court, governmental or administrative order, writ, injunction, or decree applicable to the Acquisition Assets. To the Knowledge of Seller, there are no facts or conditions that have had or, if continued, will result in, a default or claim of default under any Assumed Lease and Occupancy Agreement.

3.11 Environmental Matters.

(a) Each of Seller and Coffee People is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law with respect to the Acquisition Assets or Assumed Liabilities. Neither Seller nor Coffee People has, and, to the Knowledge of Seller, no other person or entity for whose conduct either Seller or Coffee People is or may be held to be responsible has, received, any actual or, to the Knowledge of Seller, threatened, order, notice or other communication of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Acquisition Asset or Assumed Liability.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, civil, criminal or administrative actions, proceedings, directives, inquiries, investigations or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Acquisition Asset or Assumed Liability.

(c) Neither Seller nor Coffee People, nor to the Knowledge of Seller, any person or entity for whose conduct either Seller or Coffee People is or may be held responsible, has received and, to the Knowledge of Seller, there is no basis to expect, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activities, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law with respect to any Acquisition Asset or Assumed Liability.

(d) Neither Seller nor Coffee People, nor any of their respective Representatives, nor, to the Knowledge of Seller, any person or entity for whose conduct Seller or Coffee People is or may be held responsible, has permitted or conducted any Hazardous Activity with respect to any Subject Location or adjoining property or Acquisition Assets (whether real, personal or mixed) except in full compliance with all applicable Environmental Laws, and neither Seller, Coffee People nor any of their respective Representatives, nor, to the Knowledge of Seller, any person or entity for whose conduct Seller or Coffee People is or may be held responsible, has caused (by act or omission) there to be any Hazardous Materials (whether or not contained in barrels, aboveground or underground storage tanks or otherwise) present on or in the Environment at any Subject Location or adjoining property, or deposited or located in land, water, sumps or any other part of the Subject Locations or such adjoining property, or incorporated into any structure therein or thereon, except in full compliance with all applicable Environmental Laws and as could not reasonably be expected to have a Material Adverse Effect. There has been no Release by Seller or Coffee People or any Threat of Release by Seller or Coffee People, of any Hazardous Materials at or from any Subject Location or adjoining property or Acquisition Asset (whether real, personal or mixed) during the tenancy of Seller or Coffee People, as applicable. Neither Seller nor Coffee People has received any written notice of any such Release or Threat of Release by any other person or entity at or from any Subject Location or adjoining property or Acquisition Asset.

(e) Seller has delivered to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller or Coffee People pertaining to Hazardous Materials or Hazardous Activities in, on or under the Subject Locations, or concerning compliance, by Seller or Coffee People with Environmental Laws with respect to the Subject Locations.

3.12 Brokers’ Fees. No broker, finder or other person or entity is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any actions of Seller.

3.13 Fraudulent Transfer. The transfer of the Acquisition Assets to Buyer in accordance with the terms of this Agreement does not constitute a fraudulent transfer or conveyance with respect to any third party under Applicable Laws. The payment of the Purchase Price in accordance with the terms of this Agreement for the Acquisition Assets constitutes the payment of no less than a reasonably equivalent value for the Acquisition Assets. Seller acknowledges and agrees that the Purchase Price was the result of arms-length negotiations between Buyer and Seller.

3.14 Insurance. Seller and Coffee People (to the extent not provided by Seller) have maintained insurance coverage with respect to the Acquisition Assets in accordance with normal industry practice for similar businesses (taking into account the cost and availability of such insurance).

3.15 Employment Matters.

(a) None of Seller, any subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) any “welfare plan” (as defined in Section 3(1) of ERISA) that promises or provides retiree medical or other retiree welfare benefits to any person. None of Seller, any subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(b) With respect to each “welfare plan” (as defined in Section 3(1) of ERISA) sponsored, maintained, contributed to, or required to be contributed to by Seller, any subsidiary of Seller, Seller and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of the

Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation, except to the extent that such failure to comply could not reasonably be expected to have a Material Adverse Effect. Neither Seller nor Coffee People has any material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage extension or continuation.

(c) None of Seller’s employee benefit plans will be assumed by Buyer as a matter of law or otherwise in connection with this Agreement or the transactions contemplated hereby.

(d) With respect to all employees of Seller or Coffee People who work at any Subject Location: (i) Seller is not a party to any collective bargaining or union agreement, and, to the Knowledge of Seller, there have been no efforts at any Subject Location to organize or the employees at such location into a union; and (ii) to the Knowledge of Seller, there are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association.

(e) Except as set forth in the Schedule of Exceptions, each of Seller’s and Coffee People’s employees is in “good standing,” as defined in Section 2.8(a) (assuming none of such employees is a former employee of Buyer identified on Buyer’s internal records as ineligible to be rehired by Buyer).

3.16 Board Approval. The board of directors of Seller has (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended that the stockholders of Seller adopt and approve this Agreement and the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Representations of Buyer. The following representations and warranties are made by Buyer as set forth below as of the date of this Agreement and the Closing:

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Buyer is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a material adverse effect on Buyer.

4.2 Authority Relative to Agreements. Buyer has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and all other agreements in connection with the transactions contemplated hereby to which Buyer is or will be a party, and has the requisite corporate power and authority to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other agreements by Buyer and the consummation by Buyer of such transactions have been duly approved by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Conflicts. Buyer is not subject to, or obligated under, any provision of (i) its articles of incorporation or bylaws, (ii) any material agreement, arrangement, or understanding to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, (iii) any material Permit, or (iv) any law, regulation, order, judgment, or decree that would be breached or violated in a material manner, or in respect of which a right of termination or acceleration would arise, by Buyer’s execution, delivery, and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

4.4 Access to Information. Buyer acknowledges that Buyer has had the opportunity to conduct due diligence with respect to the Acquisition Assets and to inspect the Acquisition Assets. Buyer has been afforded the opportunity to review all information provided to it by Seller and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of the Seller concerning the Acquisition Assets, and to obtain any additional information reasonably requested by it.

4.5 No Consents. No authorization, consent, or approval of, or filing with, any governmental body, court, other authority or third party is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement, except for such authorizations, consents or approvals which if not obtained, or filings which if not made, would not individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

4.6 Availability of Funds. Buyer has access to sufficient funds (with no obligation to set aside, escrow or otherwise segregate funds) to enable Buyer to pay the Maximum Aggregate Purchase Price and to consummate the transactions contemplated by this Agreement.

4.7 Brokers’ Fees. No broker, finder or other person or entity is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any actions of Buyer.

ARTICLE 5

COVENANTS

5.1 Covenants of Seller Prior to the Closing and each Post-Closing Transfer. Prior to the Closing or each Post-Closing Transfer, as applicable, Seller will, and will cause Coffee People to (as applicable):

(a) except as required to perform Seller’s obligations under this Agreement, (i) timely and fully perform all of its obligations under each of the Assumed Leases and Occupancy Agreements and Assumed Agreements, unless in the good faith judgment of the management of Seller, and after notice to Buyer, Seller determines that it is necessary from a financial perspective to cease operations at a Subject Location, (ii) operate the Acquisition Assets in the ordinary course of business (subject to the parenthetical in the foregoing subsection (i)) and materially discharge the Assumed Liabilities in the ordinary course of business and in accordance with their respective terms, and (iii) not enter into any transaction outside the ordinary course of business that would create any Encumbrance (other than a Permitted Lien) on the Acquisition Assets and/or the Assumed Liabilities without the prior written consent of Buyer;

(b) reasonably protect the Acquisition Assets from removal, damage and destruction and maintain existing insurance coverage on the Acquisition Assets;

(c) remove or cause the removal of all security systems or other third party assets and other Excluded Assets from the Subject Locations being acquired by Buyer at the Closing or the applicable Post-Closing Transfer, notify all affected third parties of the removal of such assets from such Subject Locations, whether or not required by contract, provided, however, that if Seller or Coffee People, as applicable, fails to remove any of such security systems or other assets, then Buyer will have the right, in its sole and absolute discretion, to retain or dispose of such systems and other assets without any notice or Liability to Seller, Coffee People or any third parties whatsoever and Seller will indemnify Buyer for any claims brought by, or amounts owed to, third parties in connection therewith, from the Escrow Fund (which, for the avoidance of doubt, will not be subject to the Threshold but will be subject to the administrative procedures described in Article 7);

(d) if Seller or Coffee People, as applicable, has not already done so, cease all business and operations at the Subject Locations that Buyer will acquire at the Closing or, with respect to a Post-Closing Transfer, that are to be acquired at such Post-Closing Transfer, and terminate all services and arrange for payment in full of all termination and other fees under the Excluded Agreements as provided herein with respect to such Subject Locations;

(e) promptly notify Buyer in writing of (i) any adverse change relating to (a) the Acquisition Assets that materially impairs Seller’s or Coffee People’s, as applicable, ability to operate a Subject Location or (b) the Assumed Liabilities, excluding any actions taken by Seller or Coffee People to perform its obligations under this Agreement, (ii) any governmental or third party written demands, complaints, investigations, proceedings or hearings (or written communications indicating that any may be contemplated) related to any of the Acquisition Assets or Assumed Liabilities or (iii) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the date of the Closing, materially untrue or inaccurate;

(f) not mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Acquisition Assets;

(g) use commercially reasonable efforts to (i) satisfy the obligations set forth in Section 6.3 and (ii) obtain the Consents to Assignment of Lease, Lease and Agreement Amendments, and all required third party consents necessary to effect the Closing or a Post-Closing Transfer, as applicable, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations; and

(h) cause Coffee People to take all actions reasonably necessary to enable Seller to perform all of its obligations pursuant to this Agreement, including but not limited to under this Article 5.

5.2 No Negotiations.

(a) Subject to the provisions of Sections 5.2(b) and 5.2(c), between the date of this Agreement and the first to occur of (i) the Closing, and (ii) the termination of this Agreement, Seller will not (and will cause its Representatives and Affiliates not to), directly or indirectly, (a) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal, submission or offer from, (b) furnish any information to, or (c) participate in any discussions or negotiations with, any Person or other entity or group (other than Buyer) regarding any acquisition of Seller that would include any of the Acquisition Assets, any merger or consolidation with or involving Seller that would include any of the Acquisition Assets, or any acquisition of any of the Acquisition Assets. Seller agrees that any such discussions or negotiations in progress as of the date hereof will be terminated or suspended during such period. Seller represents and warrants that it has the legal right to terminate or suspend any such pending discussions or negotiations and agrees to indemnify and hold harmless the Buyer and its Representatives and Affiliates (the “Buyer Group”) from and against any claims by any party, including, without limitation, any party to such pending discussions or negotiations, which claims are based on or arise out of such pending discussions or negotiations or the execution of this Agreement or any consummation of the transactions contemplated by this Agreement, as further set forth in Section 7.2(e).

(b) Seller will immediately (and in no event later than 24 hours after the board of directors of Seller or any committee thereof has considered any bona fide Transfer Proposal) notify Buyer in writing of any bona fide Transfer Proposal that has been considered by the board of directors of Seller or any committee thereof, (including the material terms thereof) that is made or submitted by any Person during the period set forth in the first sentence of Section 5.2(a). Seller will keep Buyer fully informed with respect to the status of any such Transfer Proposal and any modification or proposed modification thereto.

(c) Notwithstanding the provisions of Section 5.2(a), Seller, during the period set forth in the first sentence of Section 5.2(a), may provide non-public information to and enter into discussions with any third party with respect to an unsolicited written bona fide Transfer Proposal if (1) neither Seller nor any Representative of Seller shall have violated any of the restrictions set forth in this Section 5.2, (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required for the board of directors of Seller to comply with its fiduciary obligations to Seller’s stockholders under applicable law, (3) the board of directors of Seller concludes in good faith that such Transfer Proposal is reasonably likely to result in the making of a Superior Offer, (4) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such third party, Seller gives Buyer the material terms of the Transfer Proposal and of Seller’s intention to furnish non-public information to, or enter into discussions with, such third party, and Buyer does not within such two (2) Business Day period, adjust the Maximum Aggregate Purchase Price commensurate with the Transfer Proposal, (5) Seller receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party by or on behalf of Seller, and (6) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such third party, Seller furnishes such non-public information to Buyer (to the extent such non-public information has not been previously furnished by Seller to Buyer). Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Seller, whether or not such Representative is purporting to act on behalf of Seller, shall be deemed to constitute a breach of this Section 5.2 by Seller.

(d) For purposes of Section 5.2(c), “Superior Offer” shall mean any unsolicited, bona fide written Transfer Proposal that the Seller’s board of directors determines, in its good faith judgment taking into account applicable legal, financial, regulatory and other relevant aspects of the Transfer Proposal, the identity of the third party making the proposal and other relevant considerations, (i) is more favorable from a financial point of view to Seller’s stockholders than the sale of the Acquisition Assets to Buyer, (ii) is subject only to conditions to the consummation of such Transfer Proposal that are reasonably capable of being satisfied promptly, and (iii) is supported by financing that is then committed or for which Seller’s board of directors concludes in good faith is available.

5.3 Public Announcements. Neither Buyer nor Seller will make any public announcement concerning this Agreement, the related discussions or negotiations, or any other memoranda, letters or agreements between Buyer and Seller relating to this Agreement without the prior written consent of, and review of content by, Seller or Buyer, as applicable, except, after complying with the provisions of Section 5.6, to the extent that disclosure is required under Applicable Laws or the rules of any national securities exchange or quotation system. Neither Buyer nor Seller will make any comments to the media about the other party in connection with this Agreement and will refer all inquiries about such other party to such party’s media relations hotline or to such other media relations contact as designated in writing by Buyer or Seller, as the case may be, from time to time in accordance with the notice provisions set forth in Section 9.2 of this Agreement. Buyer’s media relations hotline is 206-318-7100. Seller’s media relations contact number is (310) 788-2850.

5.4 Confidentiality. Buyer agrees, and agrees to cause its Representatives, to keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information of Seller disclosed by Seller during the negotiations of this Agreement or preparations for the Closing or any Post-Closing Transfer (including the existence of this Agreement, except as permitted by Section 5.3). Seller agrees to, and agrees to cause its Representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information of Buyer disclosed by Buyer during the negotiations of this Agreement or preparations for the Closing or any Post-Closing Transfer (including the existence of this Agreement, except as permitted by Section 5.3). Notwithstanding the foregoing, any party to this Agreement may disclose information related to this Agreement to the extent such party deems disclosure is necessary or appropriate to (i) such party’s legal, accounting and financial advisors who have a need to know such information solely for purposes of assisting in regard to this Agreement and who are subject to confidentiality obligations to such party, (ii) landlords/contract parties, as applicable, of the Subject Locations, and (iii) other parties whose consent is required to satisfy any closing conditions under this Agreement. The parties will inform their respective legal, accounting and financial advisors, landlords/contract parties, as applicable, and other parties giving consent in regard to this Agreement of the confidential nature of information shared with such persons and will direct such persons to treat such information in accordance with the terms of this Section. The obligations contained in this Section 5.4 will continue after the Closing and each Post-Closing Transfer.

5.5 Access to Information and Subject Locations. To facilitate Buyer’s continued due diligence investigation for purposes of this Agreement and to facilitate an efficient Closing and one or more Post-Closing Transfers, if applicable, Seller will, upon reasonable notice to Buyer, provide Buyer and its Representatives with reasonable access during normal business hours to (i) all documents, assets, contracts, books, records, litigation and claims history, files, drawings, data or information that have been or now are used in or with respect to, in connection with, or otherwise relate to, the Acquisition Assets and Subject Locations, and (ii) title reports, surveys, environmental reports and correspondence in Seller’s possession related to the Subject Locations and the Assumed Leases and Occupancy Agreements and the real property or other rights subject to such leases and agreements. Seller will make key personnel available to Buyer and its Representatives as Buyer may reasonably request to assist in these efforts. In connection with the transactions contemplated under this Agreement, and from time to time after the date hereof until the later to occur of the Closing or the last Post-Closing Transfer, as applicable, Buyer and its Representatives will have the right to access, inspect and examine all of the Subject Locations, including the Improvements and F&E and other assets located thereon, at mutually convenient times, provided that Buyer and its Representatives shall not unreasonably disrupt operations during normal business hours at the Subject Locations. Such access will include, but not be limited to, access for purposes of performing site surveys and other inspections reasonably necessary or appropriate to remodel, construct, identify, build-out and convert, as applicable, the Subject Locations to Buyer’s coffee stores and subsequently operate them as such after the Closing or the applicable Post-Closing Transfer, including, without limitation, in connection with obtaining all Permits reasonably necessary or appropriate to remodel, construct, identify, build-out and convert, as applicable, the Subject Locations to Buyer’s coffee stores and subsequently operate them as such (the “Permits and Approvals”). Seller will reasonably cooperate with Buyer in providing access to the interior of the premises, Improvements, F&E and other assets located at each Subject Location in accordance with this Section 5.5.

5.6 Required Filings. Each of Seller and Buyer will make any and all filings required to be made by it under Applicable Laws in connection with this Agreement and the transactions contemplated hereby, including but not limited to any required premerger notification or other required filings with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies. Each of Seller and Buyer will provide the other party with a reasonable amount of time, but not less than (a) two (2) Business Days, in the case of any filings made on Form 8-K, and (b) three (3) Business Days in each other case, to review and comment on any such filings before they are filed and/or distributed to stockholders. Neither party will be required to receive the consent of the other in connection with any such filing. Each party will be responsible for all expenses and filing fees incurred by it in the preparation of its required filings. The parties will use commercially reasonable efforts to make such filings promptly, to respond to any requests for additional information and to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

5.7 Non-Disparagement.

(a) On and after the date of this Agreement, Seller will not make any false or misleading statements about Buyer (including but not limited to any of Buyer’s coffee stores or products) or any of Buyer’s Representatives or take any action that could reasonably be expected to harm the public perception of Buyer, or its coffee stores or products. Without limiting the foregoing, Seller will not take any action to divert customers away from any of the Subject Locations, or in any manner attempt to discourage current customers of Seller from patronizing Buyer’s coffee stores. Nothing in this Section is intended to prohibit Seller from advertising its businesses and products in the normal course of business.

(b) On and after the date of this Agreement, Buyer will not make any false or misleading statements about Seller (including but not limited to any of Seller’s coffee stores or products) or any of Seller’s

Representatives or take any action that could reasonably be expected to harm the public perception of Seller, or its coffee stores or products. Without limiting the foregoing, Buyer will not take any action to divert customers away from any of the Subject Locations, or in any manner attempt to discourage current customers of Buyer from patronizing Seller’s coffee stores. Nothing in this Section is intended to prohibit Buyer from advertising its businesses and products in the normal course of business.

5.8 Noncompetition; Nonsolicitation.

(a) For a period of three (3) years after the Closing Date, Seller agrees that it will not in any manner, directly or indirectly, by itself or in conjunction with any other Person, conduct, or have any interest, direct or indirect, in the ownership or operation of any Person that is operating any retail specialty coffee stores in any city in which a Subject Location is situated, including without limitation by opening new Seller-operated stores or selling franchises, provided, however, that the foregoing limitations (i) will apply only to stores opened after the date of this Agreement, (ii) will not apply to any retail stores operated under the “Gloria Jean’s” brand name and the existing “Gloria Jean” business model and product line, and (iii) will not apply to wholesale sales to retail businesses that are not operated by Seller or other non-retail businesses or the conversion of Seller-operated stores existing on the date of this Agreement to franchise stores.

(b) Seller further agrees that, for a period of three (3) years after the Closing Date, it will not, without first obtaining the written consent of Buyer, solicit or attempt to solicit any employee of Buyer or any of its Affiliates to leave his or her employer, provided, however, that Seller shall not be precluded from hiring any such employee of Buyer (or an Affiliate) who was not solicited directly or indirectly by Seller or who responds to notices of employment published generally by or on behalf of Seller.

(c) If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 5.8 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term that such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

5.9 Forms of Consent to Assignment of Lease; Lease and Agreement Amendment. Within five (5) Business Days of the date of this Agreement, Buyer will provide to Seller the forms of Consent to Assignment of Lease and Lease and Agreement Amendment to be submitted to obtain the applicable landlord, sublandlord, ground lessor or other applicable contract party’s signature thereon. Such forms will initially be in substantial compliance with Exhibits D and E, respectively, and will not be altered, changed or amended without Buyer’s prior consent, which shall not be unreasonably withheld. Such forms will be submitted to the applicable landlord, sublandlord, ground lessor or other applicable contract party within two (2) Business Days after Seller’s receipt from Buyer.

5.10 Allocation. Prior to Closing Buyer and Seller will prepare Schedule 5.10 (the “Allocation Schedule”) allocating the Purchase Price amongst the different asset classes contained within the Acquisition Assets and the non-competition covenant in Section 5.8. Seller and Buyer will each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule.

5.11 Books and Records. The parties will make reasonably available to one another any records or documents that they maintain with respect to the Acquisition Assets for purposes of compliance with applicable Tax laws or in defending any third-party litigation arising in respect of this Agreement. Seller will make available to Buyer, at Buyer’s request with at least four (4) Business Days prior notice, all books and records of Seller relating to the Acquisition Assets and Assumed Liabilities for inspection or copying by Buyer at any reasonable time for a period of three (3) years after the later of the Closing Date or the last Post-Closing Transfer.

5.12 Transfer Fees and Taxes; Prorations. All transfer and assumption fees and expenses and all Taxes arising out of the transfer to Buyer of the Acquisition Assets, which fees and expenses include but are not limited to all amounts owing under the Assumed Leases and Occupancy Agreements and characterized as “additional rent,” “key money,” “bonus money,” “excess consideration,” “goodwill,” “other consideration” and similar words or phrases, if any, shall be handled in a manner to be determined upon mutual agreement by the parties. Seller will be responsible for any expenses or other payment obligations of rent, real and personal property taxes, water, gas, electricity and other utilities and periodic charges (including, without limitation, common area maintenance fees, tax and insurance contributions due to landlords) and Taxes payable with respect to the Acquisition Assets and Assumed Liabilities (“Payment Obligations”) related to any period on or before the Closing Date or a Post-Closing Transfer, as applicable. Buyer will be responsible for any Payment Obligations related to any period after the Closing Date or a Post-Closing Transfer, as applicable. With respect to any Payment Obligations that relate to periods both before and after the Closing Date, Buyer and Seller shall prorate such expenses or other payment obligations such that Seller shall be liable with respect to any period on or before the Closing Date or a Post-Closing Transfer, as applicable, and Buyer shall be liable with respect to any periods after the Closing Date.

5.13 Additional Covenants.

(a) At any time before or after the Closing or the last Post-Closing Transfer, as applicable, Buyer, Seller and Coffee People will execute and deliver any further documents and instruments of transfer reasonably requested by the other party, and will take any other action reasonably requested by the other party consistent with the terms of this Agreement, for the purpose of transferring and conveying to Buyer all property and rights to be transferred and conveyed by this Agreement;

(b) Seller will timely and fully discharge all of Seller’s and Coffee People’s debts, obligations and liabilities related to the Subject Locations, the Acquisition Assets and the Assumed Liabilities as they come due before and after the applicable Assumption Time; provided, however, that agreement by Seller or Coffee People and the landlord of a Subject Location as to the cessation of business operations at such Subject Location shall not be deemed a breach of this Section 5.13(b). Buyer shall use commercially reasonable efforts to satisfy the obligations set forth in Section 6.2 and obtain the executed Consents to Assignment of Lease, the executed Lease and Agreement Amendments and all required third party consents necessary to effect the Closing or Post-Closing Transfer, as applicable, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations;

(c) Seller will deliver a completed Form W-9 (Request for Taxpayer Identification Number and Certification) to Buyer at least two (2) Business Days prior to the Closing;

(d) Buyer and Seller hereby waive compliance with the provisions of the “bulk transfer laws” of any jurisdiction in connection with the sale of the Acquisition Assets to Buyer; and

(e) Coffee People will take all actions reasonably necessary to enable Seller to perform all of its obligations pursuant to this Agreement, including but not limited to under this Article 5, and to effect the Transfer of the Assumed Lease and Occupancy Agreements to which it is a party.

5.14 Environmental Assessment.

(a) Not later than sixty (60) days after execution of this Agreement, Buyer may obtain a Phase I (the “Phase I”) environmental assessment of each of the Ground Lease Subject Locations by an environmental engineer selected by Buyer. If, in Buyer’s reasonable judgment based on the findings and recommendations of any Phase I, Buyer determines that any further environmental assessment, including, but not limited to, a Phase II (the “Additional Assessment”) of one or more of the Ground Lease Subject Locations is appropriate, Buyer shall be entitled, subject to the consent and approval of the owner of each Ground Lease Subject Location, to obtain an Additional Assessment on such Ground Lease Subject Location or any portion thereof (the Phase I and the Additional Assessment, if obtained with respect to any Ground Lease Subject Location, shall each be referred to herein as an “Environmental Assessment”). If Buyer seeks to obtain any Additional Assessment, the 60-day environmental review period referenced above shall be extended to be ninety (90) days from the date of execution of this Agreement (or if such date falls on a non-Business Day, then the period shall be extended to the next Business Day). The Buyer shall commission and pay the cost of each such Environmental Assessment.

(b) If based upon the Environmental Assessment, Buyer reasonably concludes that Hazardous Material exists at any portion of the Ground Lease Subject Locations in violation of applicable Environmental Law (an “Environmental Violation”), Buyer shall deliver to Seller a copy of the Environmental Assessment indicating such Environmental Violation within the 60-day (or 90-day, if applicable) review period referenced above. Within ten (10) Business Days of receiving any such copy of an Environmental Assessment indicating an Environmental Violation, Seller shall notify Buyer in writing if Seller will agree to remove, correct, or remedy any such Environmental Violation at Seller’s sole cost and expense prior to Closing and will agree to provide Buyer, as a condition to Closing, a certificate from an environmental abatement firm reasonably acceptable to Buyer that any such Environmental Violation has been fully removed, corrected or remediated (or, at Buyer’s election and cost, Buyer may require the environmental assessment firm that performed the original Environmental Assessment to provide a new environmental report showing that any previously identified conditions have been corrected).

(c) If Seller notifies Buyer that it will not correct or remedy any Environmental Violation prior to Closing, or fails to notify Buyer whether it will correct or remedy any Environmental Violation within the ten (10) Business Day period referenced in Section 5.14(b), Buyer may elect to exclude the Ground Lease Subject Location that is affected by the Environmental Violation from the Subject Locations to be acquired pursuant to this Agreement (with a corresponding reduction to the Maximum Aggregate Purchase Price), by providing Seller with written notice of such election within five (5) Business Days after receiving Seller’s written notice of its election not to cure the Environmental Violation.

5.15 Meeting of Stockholders. Seller will promptly after the date hereof take all action necessary in accordance with the Delaware General Corporation Law and its certificate of incorporation and bylaws to convene a meeting of the stockholders of Seller within ninety (90) days of the date of this Agreement (or if such date falls on a non-Business Day, then the period shall be extended to the next Business Day) to vote on the adoption of this Agreement and the transactions contemplated hereby (the “Stockholder Meeting”). Seller shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the same.

ARTICLE 6

CONDITIONS TO THE CLOSING AND EACH POST-CLOSING TRANSFER

6.1 Conditions to Obligations of Seller and Buyer. The respective obligations of each party hereto to complete the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the Closing Date or Post-Closing Transfer, as applicable, of the following conditions, except that the condition in Section 6.1(c) shall not apply to Post-Closing Transfers:

(a) no order will have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding that enjoins, restrains or prohibits the Transfers or the consummation of all or any part of any transaction contemplated herein;

(b) there will be no litigation, proceeding or investigation pending by any third party or Governmental Entity in which (x) an injunction is or may be sought against the transactions contemplated herein or (y) relief is or may be sought against any party hereto as a result of this Agreement or any of the transactions contemplated herein; and

(c) receipt of approval from Seller’s stockholders of this Agreement and the transactions contemplated hereby.

6.2 Conditions to Obligations of Seller and Coffee People. The obligations of Seller and Coffee People to complete the transactions contemplated by this Agreement at the Closing or Post-Closing Transfer, as applicable, are subject to the satisfaction of the following conditions, unless waived by Seller in writing, except that the condition in Section 6.2(c) shall not apply to Post-Closing Transfers:

(a) delivery by Buyer of all Transaction Documents, except for the Escrow Agreement in the case of Post-Closing Transfers, executed by Buyer;

(b) delivery of all governmental approvals or notices and all third-party consents including the Consents to Assignment of Lease each executed by Buyer and the respective landlord or other contract party necessary to Transfer the Acquisition Assets being Transferred, as set forth on Schedule 6.2;

(c) Buyer’s purchase at the Closing of the number of Subject Locations equal to 30 less the sum of (i) the Negative Value Subject Locations and (ii) the other Subject Locations that Seller determines to retain and not Transfer in accordance with Section 2.5 herein;

(d) delivery of a certificate from Buyer, in the form attached as Exhibit F-2, which certifies that: (i) the representations and warranties referred to in Article 4 remain true, complete and correct in all material respects as of the Closing Date or the relevant Post-Closing Transfer, as applicable, except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects; and (ii) except as expressly waived in writing by Seller, Buyer has satisfied all of its obligations under this Agreement that are required to be satisfied on or before the Closing Date or the relevant Post-Closing Transfer, as applicable.

6.3 Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated by this Agreement at the Closing or Post-Closing Transfer, as applicable, are subject to the satisfaction of the following conditions, unless waived by Buyer in writing, except that the condition in Section 6.3(b) shall not apply to Post-Closing Transfers:

(a) delivery by Seller of all Transaction Documents, except for the Escrow Agreement in the case of Post-Closing Transfers, executed by Seller;

(b) Buyer having obtained all Permits and Approvals for at least 70% of the Subject Locations being Transferred if the Closing occurs within ninety (90) days of the date of this Agreement (or if such date falls on a non-Business Day, then on the next Business Day);

(c) delivery by Seller or Coffee People, as applicable, of executed assignments or transfers of all Assumed Permits that are listed on Schedule 2.1(e) for the Subject Locations being Transferred;

(d) receipt by Buyer of executed Lease and Agreement Amendments for each of the Subject Locations Transferred at Closing or the relevant Post-Closing Transfer; provided, however, that, with respect to the Closing, Buyer must receive executed Lease and Agreement Amendments providing for a minimum ten (10) year term for at least 40% (rounded down to the nearest integer) of the Subject Locations being transferred that are designated on Schedule 1.0 as requiring a “minimum 10 year term.” With respect to Post-Closing Transfers, the 40% threshold in the prior sentence shall be calculated on a cumulative basis including all Subject Locations that have been previously Transferred;

(e) delivery of an executed and notarized deed that conveys to Buyer legal fee title to each of the Ground Lease Improvements being Transferred at Closing or the relevant Post-Closing Transfer;

(f) receipt by Buyer of Consents to Assignment of Lease each executed by Seller or Coffee People, as applicable, and the respective landlord or other contract party for each of the Subject Locations being Transferred at Closing or the relevant Post-Closing Transfer; provided, that the estoppel provisions set forth in the Form of

Consent to Assignment of Lease attached hereto as Exhibit D must be agreed to for 50% (rounded down to the nearest integer) of the Subject Locations Transferred at Closing or any Post-Closing Transfer (calculated on a cumulative basis including all Subject Locations that have been previously Transferred);

(g) since the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will there have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect;

(h) releases of all Encumbrances identified on Schedule 6.3(h) in respect of the Acquisition Assets being Transferred other than Permitted Liens;

(i) Title Company standing ready to issue the Title Policies with respect to each Ground Lease Subject Location to be acquired, with such endorsements as are reasonably requested by Buyer and customarily available in Oregon for similar title conditions and in similar transactions, insuring Buyer’s interest in each of the Ground Leases and the Ground Lease Improvements, dated the day of the Closing or the Post-Closing Transfer, as applicable, with liability in the amounts of the Purchase Price for each Ground Lease Subject Location (as set forth on Schedule 1.0) and subject only to Permitted Liens;

(j) all governmental approvals or notices and all third-party consents (other than the Lease and Agreement Amendments and the Consents to Assignment of Lease necessary to Transfer the Acquisition Assets being Transferred), as set forth on Schedule 6.2, which Schedule includes a complete list of all consents required to effect the transactions set forth herein, including all mortgagee, governmental, regulatory and other required third-party consents;

(k) a good standing certificate from the state of Delaware and tax clearance or similar certificate from the states of California and Oregon certifying to the absence of unpaid Taxes that might constitute an Encumbrance on the Acquisition Assets or that might become enforceable against Buyer in the event of non-payment by Seller or Coffee People;

(l) a certificate from Seller, in the form attached as Exhibit F-1, which certifies that: (i) the representations and warranties referred to in Article 3 remain true, complete and correct in all material respects as of the Closing Date or the relevant Post-Closing Transfer, as applicable, except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects; (ii) except as expressly waived in writing by Buyer, Seller has satisfied all of its obligations and covenants under this Agreement that are required to be satisfied on or before the Closing Date or the relevant Post-Closing Transfer, as applicable; and (iii) Seller has complied with the Worker Adjustment and Retraining Notification Act; and

(m) if any Environmental Violation with respect to a Ground Lease Subject Location (which is included as part of the Acquisition Assets) has been disclosed by the Environmental Assessments and Seller has agreed to remove, correct, or remedy any such Environmental Violation at Seller’s sole cost and expense prior to Closing pursuant to Section 5.14(b), Seller will deliver to Buyer a certificate from an environmental abatement firm reasonably acceptable to Buyer that any such Environmental Violation has been fully removed, corrected or remediated.

6.4 Termination Date. If the conditions to the Closing set forth in Sections 6.1, 6.2 and 6.3 have not been satisfied or waived (a) in the event that Buyer has not complied with its obligations described in Section 5.13(b), as determined by Seller in its reasonable discretion, within ninety (90) days from the date of this Agreement or (b) within 150 days from the date of this Agreement (or if such 90th or 150th day falls on a non-Business Day, then the period will end on the next Business Day) (as applicable, the “Termination Date”), this Agreement may be terminated in accordance with Section 8.1.

6.5 Post-Closing Transfers. If, by the Termination Date, the conditions to the Closing set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, then Buyer and Seller will close such Transfers as provided in Section 2.9. After the Closing, for a period ending 150 days after the date of this Agreement (or if such date falls on a non-Business Day, then the period will end on the next Business Day), or such longer period as agreed to by the parties, Seller and Buyer will use commercially reasonable efforts to satisfy all of the conditions set forth in Article 6 to Transfer (the “Post-Closing Transfers”) the remaining Subject Locations (the “Remaining Subject Locations”), provided, that the obligation to use commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations. Buyer’s obligation to acquire and assume the Remaining Subject Locations, and the related Acquisition Assets and Assumed Liabilities, and fulfill its other obligations at the Post-Closing Transfer under this Agreement is subject to and conditioned upon the satisfaction or waiver, at or before the applicable Post-Closing Transfer, of the conditions set forth in Sections 6.1 and 6.3 that are applicable to Post-Closing Transfers with respect to the Remaining Subject Locations. Upon satisfaction or waiver of such conditions, Seller will Transfer (or cause to be Transferred) the Remaining Subject Locations for which the conditions set forth in Section 6.2 that are applicable to Post-Closing Transfers have been satisfied, provided, that Seller may elect not to Transfer any Negative Value Subject Location. Buyer and Seller will complete such Post-Closing Transfers on the 120th day and 150th day after the date of this Agreement (or if such date falls on a non-Business Day, then such Post-Closing Transfers shall take place on the next Business Day) or on such other dates as the parties may mutually agree.

6.6 Waiver. The party entitled to satisfaction of any condition to the Closing or a Post-Closing Transfer set forth in this Agreement may, in its sole and absolute discretion, waive satisfaction of any condition, in whole or in part, which must be in writing, provided, that no such waiver will waive any claim such party may have for non-compliance with the representations and warranties with respect to any Subject Location that is Transferred.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Nature and Survival of Representations and Warranties. No representation or warranty made by either party to this Agreement or in any document, certificate, schedule, exhibit or other instrument delivered by or on behalf of either party pursuant to this Agreement will in any manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to the Closing or a Post- Closing Transfer and except as provided below all such representations and warranties will survive the Closing for a period ending six months after the Closing Date (the “Release Date”); provided, however, that the representations and warranties set forth in Sections 3.4 (No Consents), 3.8 (Tax Matters), 3.11 (Environmental Matters) and 3.15 (Employment Matters) will survive the Closing for a period ending three years after the Closing Date and that the representations and warranties set forth in Sections 3.2 (Authority Relative to This Agreement), and 3.7 (Good Title to the Acquisition Assets) and 4.2 (Authority Relative to This Agreement), and any fraud or knowing or intentional breach of any representation or warranty, will survive the Closing and each Post-Closing Transfer until the expiration of the applicable statute of limitations.

7.2 Indemnification by Seller. Subject to the limitations set forth in Section 7.4(a), Seller agrees to indemnify, defend and hold harmless the Buyer Group from, against, for and in respect of any and all Losses asserted against, imposed upon or incurred by any member of the Buyer Group by reason of, resulting from, based upon, arising out of, or in connection with any of the following:

(a) the breach, or inaccuracy (taking into account any applicable qualifications set forth in the text of such representation or warranty), of any representation or warranty of Seller contained in Article 3 of this Agreement or any certificate, schedule or Transaction Document delivered by Seller in connection with this Agreement;

(b) the material breach or nonperformance of any covenant or agreement by Seller or Coffee People contained in this Agreement or any certificate or Transaction Document delivered in connection with this Agreement;

(c) all causes of action, lawsuits, judgments, claims and demands of any nature arising out of or relating to the Excluded Business or the Excluded Assets;

(d) Seller’s failure to discharge the Excluded Liabilities;

(e) the termination or suspension of any previous or existing discussions or negotiations with any third party with respect to the Acquisition Assets that were terminated or suspended or will be terminated or suspended as a result of this Agreement, whether or not the transactions contemplated by this Agreement are consummated; and

(f) any breach by Seller of this Article 7.

7.3 Indemnification by Buyer. Subject to the limitations set forth in Section 7.4(b), Buyer agrees to indemnify, defend and hold harmless Seller and its Representatives (the “Seller Group”) from, against, for and in respect of any and all Losses asserted against, imposed upon or incurred by any member of the Seller Group by reason of, resulting from, based upon, arising out of, or in connection with any of the following:

(a) the breach of any representation or warranty of Buyer contained in Article 4 or made pursuant to this Agreement or any certificate or Transaction Document delivered by Buyer in connection with this Agreement;

(b) the material breach or nonperformance of any covenant or agreement by Buyer contained in this Agreement or any certificate or Transaction Document delivered in connection with this Agreement;

(c) Buyer’s failure to discharge any Assumed Liabilities arising after their Assumption Date; and

(d) any breach by Buyer of this Article 7.

7.4 Procedure for Indemnification and Dispute Resolution. Each of the parties will follow the indemnification procedures set forth in this Article 7. Any Buyer Loss, indemnity claim or other disputed amount will first be deducted from the Escrow Fund but exhaustion or payment of the Escrow Fund will not limit Buyer’s ability to pursue Seller directly.

(a) Seller’s Threshold and Cap Amount. Subject to the following sentence, in order to facilitate an efficient closing of the transactions contemplated by this Agreement, Buyer acknowledges and agrees that it will not seek indemnification for claims arising under Section 7.2(a) until the aggregate amount of all claims against Seller exceeds $100,000 (the “Threshold”), in which event Seller will only be liable for such claims to the extent the Losses exceed the Threshold. Notwithstanding anything to the contrary contained in this Agreement, in no event will Seller’s aggregate Liability arising out of its indemnification obligations under Section 7.2(a) exceed $2,000,000 (the “Seller’s Cap”); provided, however, that, with respect to the representations and warranties set forth in Sections 3.2 (Authority Relative to This Agreement), 3.4 (No Consents), 3.7 (Good Title to the Acquisition Assets), 3.8 (Tax Matters), 3.11 (Environmental Matters), 3.15 (Employment Matters), the covenants set forth in Sections 5.1(c) and 5.12 and any fraud or knowing or intentional breach of any representation and warranty, Seller will be liable from dollar one up to, but not in excess of, the sum of (x) the aggregate Purchase Price actually received by Seller with respect to all Subject Locations Transferred to Buyer, (y) the Non-Competition Amount and (z) the amount of Prepaid Items transferred to Buyer.

(b) Buyer’s Threshold and Cap Amount. Subject to the following sentence, in order to facilitate an efficient closing of the transactions contemplated by this Agreement, Seller acknowledges and agrees that it will not seek indemnification for claims arising under this Section 7.3(a) until the aggregate amount of all claims against Buyer exceeds the Threshold, in which event Buyer will be liable for such claims only to the extent the Losses exceed the Threshold. Notwithstanding anything to the contrary contained in this Agreement, in no event will Buyer’s aggregate Liability arising out of its indemnification obligations under Section 7.3(a) exceed

$2,000,000 (the “Buyer’s Cap”); provided, however, that, with respect to the representations and warranties in Section 4.2 (Authority Relative to This Agreement), and any fraud or knowing or intentional breach of any representation and warranty, Buyer will be liable from dollar one, without regard to the Threshold or Buyer’s Cap.

(c) Escrow Period; Release From Escrow.

(i) The Escrow Period will terminate on the Release Date; provided, however, that all or a portion of the Escrow Fund, which, in the reasonable judgment of Buyer, is necessary to satisfy any unsatisfied claims specified in any Claim Notice delivered to the Escrow Agent prior to the Release Date with respect to facts and circumstances existing prior to expiration of the Escrow Period, will remain in the Escrow Fund and subject to the Escrow Agreement until such claims have been resolved.

(ii) Within three (3) Business Days after the Release Date, the Escrow Agent will release from escrow to Seller the Escrow Fund less the dollar amount equal to (A) any portion of the Escrow Fund delivered to Buyer in accordance with Section 7.4(d) in satisfaction of resolved indemnification claims by Buyer and (B) any portion of the Escrow Fund withheld in accordance with Section 7.4(c)(i) with respect to any pending but unresolved indemnification claims of Buyer. Any portion of the Escrow Fund held as a result of clause (B) will be released to Seller or delivered to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.

(iii) The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund contemplated by this Agreement.

(d) Notice of Claim. The Indemnified Party will give written notice to the Indemnifying Party of the existence and nature of any claims with respect to which indemnification is sought (and if Buyer is making a claim against the Escrow Fund, such notice will also be delivered to the Escrow Agent). Each such notice (a “Claim Notice”) will be delivered reasonably promptly, but in any event (A) prior to expiration of any applicable survival period for such claim as specified in Section 7.1, (B) if the claim involves a claim against the Escrow Fund, prior to the Release Date, and (C) if such claim relates to the assertion against the Indemnified Party of any claim by a third party (a “Third Party Claim”), within sixty (60) days after assertion of such Third Party Claim, provided, that no failure or delay by the Indemnified Party to so notify the Indemnifying Party will reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent the Indemnified Party’s failure to give or delay in giving the Claim Notice materially impairs the Indemnifying Party’s ability to perform its obligation to indemnify or defend or to mitigate its damages, in which case the Indemnifying Party will have no obligation to indemnify the Indemnified Party to the extent of Loss, if any, caused by such failure to give or delay in giving the Claim Notice. The Claim Notice must be accompanied by copies of all relevant documentation, including but not limited to any summons, complaint or other pleading that may have been served or written demand or other instrument, and will specify in reasonable detail the facts and circumstances on which the asserted claim is based, specify the amount of such claim if then ascertainable and, if not then ascertainable, the estimated amount thereof. Upon Buyer’s delivery to the Escrow Agent on or before the Release Date of a Claim Notice, the Escrow Agent will, subject to the provisions of this Article 7, maintain cash in the Escrow Fund having a value equal to the amount set forth in the Claim Notice (or such lesser amount as then remains in the Escrow Fund) until resolution of the indemnification claim.

(e) Objections to Claims.

(i) At the time of delivery of any Claim Notice from Buyer to the Escrow Agent, a duplicate copy of such Claim Notice will be delivered to Seller and for a period of thirty (30) days after such delivery, the Escrow Agent will make no delivery of the Escrow Fund unless the Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the portion of the Escrow Fund in accordance with Section 7.4(d) hereof, provided, that no such payment may be made if Seller shall object in a written statement to the claim made in the Claim

Notice, and such statement has been delivered to the Escrow Agent and Buyer prior to the expiration of such thirty (30) day period.

(ii) In case Seller has timely objected in writing to any claim by Buyer made in any Claim Notice, Buyer will have thirty (30) days to respond in a written statement to the objection of Seller. If after such thirty (30) day period there remains a dispute as to any claims made in any Claim Notice, Seller and Buyer will attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash from the Escrow Fund in accordance with the terms thereof.

(f) Resolution of Conflicts and Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.4(e)(ii), either party may, by written notice to the other, demand arbitration of the matter. The Parties agree that such matters shall be submitted for binding arbitration and final resolution to the office of the Judicial Arbitration and Mediation Services (“JAMS”) located in Orange County, California. In the event a matter is submitted to JAMS for resolution, the parties will either agree on a single arbitrator or JAMS will provide one through its procedures. The arbitration shall be conducted in accordance with JAMS Streamlined Arbitration Rules and Procedures, unless the Parties agree otherwise. The Parties agree that the arbitrator may award attorney’s fees and costs to the prevailing party. Unless and until re-allocated by the arbitrator, the Parties will share evenly in the costs of arbitration. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 7 hereof, the Escrow Agent and the parties will be entitled to act in accordance with such decision and the Escrow Agent will be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

(g) Third Party Claims. Subject to Section 7.4(h), In the event that any Third Party Claim is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under this Agreement, the Third Party Claim shall, upon the written agreement of the Indemnifying Party, be defended by the Indemnifying Party at its sole cost and expense by counsel reasonably acceptable to the Indemnified Party and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. For any such Third Party Claim, the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the Indemnifying Party shall keep the Indemnified Party fully informed as to such proceeding at all stages thereof, whether or not the Indemnified Party is represented by its own counsel. The Indemnifying Party shall have the right to elect to settle any claim for monetary damages without the Indemnified Party’s consent only if the settlement includes a complete release of the Indemnified Party and no non-monetary relief or other limitations that would apply to the Indemnified Party. If the settlement does not include such a release or does contain or provide for any such non-monetary relief or other limitations, it will be subject to the consent of the Indemnified Party, which consent will not be unreasonably withheld. The Indemnifying Party may not admit any liability of the Indemnified Party or waive any of the Indemnified Party’s rights without the Indemnified Party’s prior written consent. It shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other non-monetary relief against the Indemnified Party or its assets, employees, business or methods of doing business.

(h) Non-Monetary Relief. If the claim set forth in the Claim Notice seeks injunctive or other non-monetary relief and could have an adverse effect on the Indemnified Party, the Indemnified Party will have the right, notwithstanding anything in this Article 7 to the contrary, to control the defense and settlement of such claim, at the risk and expense of the Indemnified Party. In such case, the Indemnifying Party will have the right fully to participate in the defense at its sole cost and expense.

7.5 Remedies. The indemnification provisions of this Article 7 shall be the sole and exclusive remedy of the parties following the Closing or any Post-Closing Transfer, including for any claims for the recovery of Losses, whether directly or by way of contribution, for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties or other provision of this Agreement or relating to the transactions contemplated hereby other than for claims of, or causes of action arising from fraud or knowing or intentional breach of any representation or warranty. Under no circumstances shall any Indemnified Party be entitled to be indemnified for punitive or other similar damages.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or by Seller if the other party materially breaches any of its representations, warranties or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within ten (10) Business Days after notice and a description in reasonable detail of the breach;

(c) by Buyer or by Seller if a court of competent jurisdiction or other Governmental Entity issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d) by Seller if (i) the Closing does not occur within ninety (90) days from the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day) and Buyer has not complied with its obligations described in Section 5.13(b), as determined by Seller in its reasonable discretion or (ii) the board of directors of Seller recommends and accepts a Transfer Proposal;

(e) by Buyer if (i) Seller provides non-public information to, or enters into discussion with, any third party in accordance with Section 5.2(c), (ii) the board of directors of Seller withdraws or modifies its recommendation of this Agreement and the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (iii) the board of directors of Seller recommends, endorses, accepts or agrees to a Transfer Proposal, (iv) for any reason Seller fails to call and hold the Stockholder Meeting within ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day), or (v) Seller fails to obtain the required vote of stockholders at the Stockholder Meeting or at any adjournment thereof after public disclosure of a Transfer Proposal.

(f) by Buyer or by Seller if the Closing does not occur within 150 days from the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day), except that neither Seller nor Buyer will have the right to terminate this Agreement unilaterally if it has failed to use commercially reasonable efforts to fulfill the obligations set forth in Article 6 (except that neither Buyer nor Seller nor Coffee People shall have any obligation whatsoever pursuant to this Agreement or otherwise to use commercially reasonable efforts with respect to any Negative Value Subject Locations) and such party’s failure to fulfill any of its obligations under this Agreement is the reason for the failure of the Closing to occur by the Termination Date.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, the obligations of the parties to complete the transactions contemplated by this Agreement will expire and neither party shall have any further obligations under this Agreement except as set forth in Section 5.3, Section 5.4, Section 5.7, Section 8.2, Section 9.1, Section 9.2 and Section 9.3 of this Agreement, and except for Liability arising from a material breach of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Transaction Expenses; Termination Fees.

(a) Except as otherwise expressly provided for herein, each party is responsible for all of its own fees and expenses relating to the proposed transactions, including but not limited to all legal, accounting and financial advisory fees and expenses, provided¸ that Buyer shall pay (i) the premium for the Title Policies with respect to the Ground Leases, and (ii) the fee for recording the Deeds and the Assignment of Leases (with respect to the Ground Leases).

(b) If this Agreement is terminated by Buyer pursuant to Sections 8.1(b) (by reason of a breach of Section 5.2) or 8.1(e), or by Seller pursuant to Section 8.1(d)(ii), then Seller shall make a nonrefundable cash payment to Buyer in an amount equal to Buyer’s actual fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, fees and expenses related to site surveys, architectural design and architectural processing (e.g. for expeditors) and filing fees) that have been paid or that are due and owing by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby up to an amount no greater than $500,000; provided, however, that Buyer shall, in any event, be entitled to a minimum amount of $250,000 notwithstanding Buyer’s actual fees and expenses. Such payment shall be made by Seller within ten (10) Business Days after Buyer’s delivery to Seller of a written statement of the amounts described above, which shall be supported by reasonable documentation if the aggregate amount payable under this Section 9.1(b) exceeds $250,000. Buyer and Seller acknowledge and agree that such payment will be the exclusive remedy available to Buyer in connection with a termination of the Agreement by Seller pursuant to Section 8.1(d)(ii) or by Buyer pursuant to Sections 8.1(b) (provided, that such limitation shall not apply to the breach or nonperformance of the covenants set forth in Sections 5.3, 5.4 or 5.7) and 8.1(e).

9.2 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier or (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission, in each case to the following:

If to Buyer:	Starbucks Corporation
2401 Utah Avenue South
Mail Stop S-RE1
Seattle, Washington 98134
Phone: (206) 318-8720
Fax No.: (206) 318-0658
Attn: Michael Malanga, vice president, Strategic Planning
and New Store Development

With a copy to:	Starbucks Corporation
2401 Utah Avenue South
Mail Stop S-LA1
Seattle, Washington 98134
Phone: (206) 318-8028
Fax No.: (206) 318-0720
Attn: Michael Fink, vice president and assistant general counsel

If to Seller:	Diedrich Coffee, Inc.
28 Executive Park, Suite 200
Irvine, California 92614
Phone: (949) 260-1600
Fax No.: (949) 260-1610
Attn: Chief Executive Officer

With a copy to:	Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
Phone: (949) 451-3800
Fax No.: (949) 451-4220
Attn: John M. Williams

9.3 Governing Law; Venue. The validity, construction and enforceability of this Agreement will be governed in all respects by the laws of the State of California, without regard to its conflict of laws principles. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement (except for any actions that are expressly subject to arbitration), including any action to compel compliance with the arbitration provisions of this Agreement and any action to enforce an arbitration judgment, will be brought and prosecuted exclusively in the United States District Court, Central District of California (or, in the event such court does not have jurisdiction, the courts of the State of California located in such district), and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of California and the rules of such courts.

9.4 No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.5 Assignment. Neither Seller nor Buyer nor Coffee People may assign this Agreement, by operation of law or otherwise, without obtaining the prior written consent of the other parties, provided such consent will not be unreasonably withheld, and provided further that Buyer may assign this Agreement or any of its rights hereunder to a wholly-owned Affiliate of Buyer; provided that Buyer remains liable for all obligations of Buyer set forth herein.

9.6 Intent to be Binding; Entire Agreement; Severability. The schedules and exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by Buyer and Seller. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties thereto. If any term, provision, covenant or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.7 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right of such party at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

9.8 Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement has been jointly prepared by Seller and Buyer and shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

9.9 Acknowledgement; Independent Due Diligence. Buyer acknowledges that:

(a) Buyer, either alone or together with any individuals or entities Buyer has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business related to the Acquisition Assets, and is therefore capable of evaluating the risks and merits of acquiring the Acquisition Assets;

(b) neither Seller nor any representative or agent of Seller has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Acquisition Assets is prudent;

(c) Buyer has conducted due diligence, including a review of the documents, records and books pertaining to the Acquisition Assets that Seller has made available to Buyer; and

(d) Buyer and its attorneys, accountants and advisors have had the opportunity to ask questions and receive answers concerning the Acquisition Assets.

9.10 Disclaimer Regarding Assets. Other than the representations and warranties set forth in this Agreement or any certificate, schedule or Transaction Document delivered in connection with this Agreement, Seller expressly disclaims, and Buyer acknowledges that it is not relying upon, any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquisition Assets and the Assumed Liabilities or the prospects (financial or otherwise), risks and other incidents of the Acquisition Assets and Assumed Liabilities.

[The remainder of this page is intentionally blank.]

Buyer, Seller and Coffee People have executed this Agreement on the date first written above. By signing below, each individual signing on behalf of an entity represents that he or she is a duly elected officer of such company and is authorized to sign in that capacity.

“Buyer”

STARBUCKS CORPORATION, a Washington corporation

By:	/s/ Michael Malanga

Name:	Michael Malanga
Title:	vice president, Strategic Planning and New Store Development

“Seller”

DIEDRICH COFFEE, INC., a Delaware corporation

By:	/s/ Stephen V. Coffey

Name:	Stephen V. Coffey
Title:	Chief Executive Officer

“Coffee People”

COFFEE PEOPLE, INC., an Oregon corporation

By:	/s/ Stephen V. Coffey

Name:	Stephen V. Coffey
Title:	President

P R O X Y	DIEDRICH COFFEE, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 12, 2006 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen V. Coffey and Sean M. McCarthy, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of Diedrich Coffee, Inc. held of record by the undersigned at the annual meeting of stockholders of Diedrich Coffee, Inc. to be held on December 12, 2006 at [            ] local time, and any adjournments or postponements thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated in each case [                        ], 2006. All other proxies heretofore given by the undersigned to vote shares of common stock of Diedrich Coffee, Inc. are expressly revoked.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the proposal in Item 1, FOR the election as directors of all nominees nominated in Item 2 for which the stockholder is entitled to vote and FOR the proposal in Item 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	Approval of the asset purchase agreement between Diedrich Coffee, Inc. and Starbucks Corporation.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2.	Election of five (5) members to the board of directors of Diedrich Coffee, Inc.		☐ FOR for all nominees listed below for whom stockholder is entitled to vote†	☐ WITHHOLD AUTHORITY for all nominees listed below for whom stockholder is entitled to vote†	☐ EXCEPTIONS*

	Nominees:	Lawrence Goelman	Paul Heeschen	Greg Palmer
		Timorthy Ryan	Richard Spencer

† INSTRUCTIONS. To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions:

3.	Ratification of the selection of BDO Seidman, LLP as the independent registered public accounting firm of Diedrich Coffee, Inc. for the fiscal year ending June 27, 2007.

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

DIEDRICH COFFEE, INC.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated in each case [    ], 2006. All other proxies heretofore given by the undersigned to vote shares of common stock of Diedrich Coffee, Inc. are expressly revoked.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the proposal in Item 1, FOR the election as directors of all nominees nominated in Item 2 for which the stockholder is entitled to vote and FOR the proposal in Item 3.

ADDRESS AREA

I plan to attend the            ☐

annual meeting

Change of address or        ☐

comments mark here

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

Date: ______________, 2006

_________________________________________

_________________________________________

Signature

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes MUST be indicated (x) in BLACK or BLUE ink.